EXHIBIT 99.2

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934

     For the quarterly period ended September 27, 1998

     OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-10746

JONES APPAREL GROUP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania                            06-0935166
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization)          Identification No.)

250 Rittenhouse Circle
Bristol, Pennsylvania                   19007
(Address of principal                   (Zip Code)
executive offices)

(215) 785-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES   [X]         NO   [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Class of Common Stock                  Outstanding at November 6, 1998
$.01 par value                         104,859,946

JONES APPAREL GROUP, INC.


Index

PART I. FINANCIAL INFORMATION                                      Page No.
                                                                   --------
     Financial Statements:
          Consolidated Balance Sheets
            September 27, 1998 and December 31, 1997............       3
          Consolidated Statements of Income
            Thirteen and Thirty-nine Weeks ended September 27,
              1998 and September 28, 1998.......................       4
          Consolidated Statement of Stockholders' Equity
            Thirty-nine Weeks ended September 27, 1998..........       5
          Consolidated Statements of Cash Flows
            Thirty-nine Weeks ended September 27, 1998 and
              September 28, 1997................................       6

     Notes to Consolidated Financial Statements.................     7 - 9

     Management's Discussion and Analysis of Financial
       Condition and Results of Operations......................    10 - 15


PART II. OTHER INFORMATION......................................    16 - 17


JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS


                                                                                         September 27,      December 31,
                                                                                                 1998              1997
                                                                                         ------------       -----------
                                                                                           (Unaudited)
ASSETS
CURRENT:
  Cash and cash equivalents.............................................................     $ 14,956          $ 40,134
  Accounts receivable, net of allowance of $3,337 and $2,767 for doubtful accounts......      255,978            91,747
  Inventories...........................................................................      226,971           255,055
  Receivable from and advances to contractors...........................................       17,571             7,833
  Prepaid and refundable income taxes...................................................            -             5,993
  Deferred taxes........................................................................       25,304            26,269
  Prepaid expenses and other current assets.............................................       11,142            13,740
                                                                                              -------           -------
    TOTAL CURRENT ASSETS................................................................      551,922           440,771

PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation and amortization of $47,009 and $44,189..................................      129,646            81,934
CASH RESTRICTED FOR CAPITAL ADDITIONS...................................................            -            11,193
INTANGIBLES, less accumulated amortization of $8,618 and $7,687.........................       29,006            30,604
OTHER ASSETS............................................................................       25,495            16,265
                                                                                              -------           -------
                                                                                             $736,069          $580,767
                                                                                              =======           =======
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings.................................................................     $ 37,929          $      -
  Current portion of long-term debt and capital lease obligations.......................        5,825             4,199
  Accounts payable......................................................................       81,881            90,429
  Taxes payable.........................................................................       30,329                 -
  Accrued expenses and other current liabilities........................................       25,132            15,574
                                                                                              -------           -------
    TOTAL CURRENT LIABILITIES...........................................................      181,096           110,202
                                                                                              -------           -------

NONCURRENT LIABILITIES:
  Obligations under capital leases......................................................       35,851            18,457
  Long-term debt........................................................................       12,338             8,833
  Other.................................................................................        6,107             6,107
                                                                                              -------           -------
    TOTAL NONCURRENT LIABILITIES........................................................       54,296            33,397
                                                                                              -------           -------
    TOTAL LIABILITIES...................................................................      235,392           143,599
                                                                                              -------           -------

EXCESS OF NET ASSETS ACQUIRED OVER COST.................................................          154             1,536

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value - shares authorized 1,000; none issued................            -                 -
  Common stock, $.01 par value - shares authorized 200,000;
   issued 109,963 and 108,955...........................................................        1,100               545
  Additional paid in capital............................................................      136,956           122,582
  Retained earnings.....................................................................      561,663           438,917
  Accumulated other comprehensive income................................................       (2,059)           (1,524)
                                                                                              -------           -------
                                                                                              697,660           560,520
  Less treasury stock, 10,037 and 6,767 shares, at cost.................................     (197,137)         (124,888)
                                                                                              -------           -------
    TOTAL STOCKHOLDERS' EQUITY..........................................................      500,523           435,632
                                                                                              -------           -------
                                                                                             $736,069          $580,767
                                                                                              =======           =======

All amounts in thousands except per share data
See notes to consolidated financial statements

JONES APPAREL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

                                                            Thirteen weeks ended      Thirty-nine weeks ended
                                                         --------------------------  --------------------------
                                                         September 27, September 28, September 27, September 28,
                                                                 1998          1997          1998          1997
                                                         ------------  ------------  ------------  ------------

Net sales...............................................     $495,727      $445,972    $1,181,240    $1,026,950
Licensing income........................................        4,590         4,536        11,406        11,302
                                                              -------       -------     ---------     ---------
Total revenues..........................................      500,317       450,508     1,192,646     1,038,252

Cost of goods sold......................................      324,724       303,308       778,372       696,733
                                                              -------       -------     ---------     ---------
Gross profit............................................      175,593       147,200       414,274       341,519

Selling, general and administrative expenses............       78,342        67,818       211,942       183,547
                                                              -------       -------     ---------     ---------
Operating income........................................       97,251        79,382       202,332       157,972

Net interest expense....................................        1,156         1,081         2,745         1,710
                                                              -------       -------     ---------     ---------
Income before provision for income taxes................       96,095        78,301       199,587       156,262

Provision for income taxes..............................       36,997        29,363        76,841        58,504
                                                              -------       -------     ---------     ---------
Net income..............................................      $59,098       $48,938      $122,746       $97,758
                                                              =======       =======     =========     =========





Earnings per share
  Basic.................................................        $0.59         $0.47         $1.22         $0.94
  Diluted...............................................        $0.57         $0.45         $1.17         $0.90

Weighted average common shares and
share equivalents outstanding
  Basic.................................................      100,886       104,372       100,821       104,124
  Diluted...............................................      104,426       108,634       104,613       108,184

All amounts in thousands except per share data
See notes to consolidated financial statements


JONES APPAREL GROUP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)




                                                                                                          Accumulated
                                                          Total                Additional                       other
                                                  stockholders'      Common       paid-in   Retained    comprehensive    Treasury
                                                         equity       stock       capital   earnings           income       stock
                                                  -------------     -------   -----------   --------    -------------   ---------

Balance, December 31, 1997......................       $435,632        $545      $122,582   $438,917          ($1,524)  ($124,888)

Thirty-nine weeks ended September 27, 1998:

Comprehensive income
  Net income....................................        122,746           -             -    122,746                -           -
  Foreign currency translation adjustments......           (535)          -             -          -             (535)          -
                                                  -------------
    Total comprehensive income..................        122,211
                                                  -------------
Amortization of deferred compensation in
 connection with executive stock options........            158           -           158          -                -           -

Exercise of stock options.......................          8,986           6         9,080          -                -        (100)

Tax benefit derived from exercise of
stock options...................................          5,685           -         5,685          -                -           -

Effect of 2-for-1 stock split...................              -         549          (549)         -                -           -

Treasury stock acquired.........................        (72,149)          -             -          -                -     (72,149)
                                                  -------------     -------   -----------   --------    -------------   ---------
Balance, September 27, 1998.....................       $500,523      $1,100      $136,956   $561,663          ($2,059)  ($197,137)
                                                  =============     =======   ===========   ========    =============   =========

All amounts in thousands
See notes to consolidated financial statements


JONES APPAREL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

                                                                                             Thirty-nine weeks ended
                                                                                         ------------------------------
                                                                                         September 27,     September 28,
                                                                                                 1998              1997
                                                                                         ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income.................................................................................. $122,746           $97,758
                                                                                             --------           -------
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.............................................................   11,254            11,494
  Provision for losses on accounts receivable...............................................      825             2,009
  Deferred taxes............................................................................   (3,174)          (14,676)
  Other.....................................................................................      362               154

  (Increase) decrease in:
    Trade receivables....................................................................... (165,353)         (100,454)
    Inventories.............................................................................   27,638           (62,623)
    Prepaid expenses and other current assets...............................................   (7,293)            2,691
    Other assets............................................................................   (5,828)           (4,780)

  Increase (decrease) in:
    Accounts payable........................................................................   (8,473)           21,064
    Taxes payable...........................................................................   42,761            20,253
    Accrued expenses and other current liabilities..........................................    9,850             5,045
                                                                                              -------           -------
      Total adjustments.....................................................................  (97,431)         (119,823)
                                                                                              -------           -------
Net cash provided by (used in) operating activities.........................................   25,315           (22,065)
                                                                                              -------           -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................................................  (37,546)          (21,743)
  Decrease (increase) in cash restricted for capital additions..............................   11,193            (6,022)
  Other.....................................................................................     (116)                -
                                                                                              -------           -------
Net cash used in investing activities.......................................................  (26,469)          (27,765)
                                                                                              -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in short-term borrowings.........................................................   37,929            45,104
  Proceeds from capital lease...............................................................        -            10,000
  Repayment of capital leases and long-term debt............................................   (3,785)           (2,738)
  Increase in long-term debt................................................................    5,000                 -
  Acquisition of treasury stock.............................................................  (72,149)          (30,636)
  Proceeds from exercise of stock options...................................................    8,986            10,291
                                                                                              -------           -------
Net cash provided by (used in) financing activities.........................................  (24,019)           32,021
                                                                                              -------           -------

EFFECT OF EXCHANGE RATES ON CASH............................................................       (5)               39
                                                                                              -------           -------

NET DECREASE IN CASH AND CASH EQUIVALENTS...................................................  (25,178)          (17,770)

CASH AND CASH EQUIVALENTS, beginning of period..............................................   40,134            30,085
                                                                                              -------           -------
CASH AND CASH EQUIVALENTS, end of period....................................................  $14,956           $12,315
                                                                                              =======           =======

All amounts in thousands
See notes to consolidated financial statements

JONES APPAREL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)



1.  Basis of Presentation

  The consolidated financial statements include the accounts of Jones Apparel Group, Inc. and its wholly-owned subsidiaries (collectively, the "Company"). The financial statements have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP") for interim financial information and in accordance with the requirements of Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and the footnotes therein included within the Company's Annual Report on Form 10-K.

  In the opinion of management, the information presented reflects all adjustments necessary for a fair statement of interim results. All such adjustments are of a normal and recurring nature. The foregoing interim results are not necessarily indicative of the results of operations for the full year ending December 31, 1998. The Company reports interim results in 13 week quarters; however, the annual reporting period is the calendar year.

  Certain reclassifications have been made to conform prior period data with the current presentation.


2.  Inventories

 Inventories are summarized as follows (amounts in thousands):

                                    September 27,       December 31,
                                            1998               1997
                                    ------------        -----------

 Raw materials.....................      $22,286            $27,045
 Work in process...................       28,854             41,294
 Finished goods....................      175,831            186,716
                                        --------           --------
                                        $226,971           $255,055
                                        ========           ========

JONES APPAREL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

3.  Statement of Cash Flows

  Cash payments made for interest for the thirty-nine weeks ended September 27, 1998 and September 28, 1997 were $4,039,000 and $2,892,000, respectively.

  Cash payments made for income taxes for the thirty-nine weeks ended September 27, 1998 and September 28, 1997 were $49,518,000 and $52,892,000, respectively.

  Property and equipment acquired through capital lease financing during the thirty-nine weeks ended September 27, 1998 and September 28, 1997 amounted to $21,310,000 and $220,000, respectively.

  Reduction in income tax payments resulting from the exercise of employee stock options during the thirty-nine weeks ended September 27, 1998 and September 28, 1997 were $5,685,000 and $6,389,000, respectively.

  Under the provisions of the Company's 1991 Stock Option Plan, employees exercising stock options during the thirty-nine weeks ended September 27, 1998 exchanged 3,826 shares of the Company's Common Stock (valued at $100,000) for 8,332 newly issued shares and during the thirty-nine weeks ended September 28, 1997 exchanged 4,244 shares of the Company's Common Stock (valued at $100,000) for 17,926 newly issued shares.


4.  New Accounting Standards

  In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise" and establishes new standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

  SFAS No. 131 is effective for financial statement periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. The adoption of this standard is not expected to have a material effect on the Company's financial position or results of operations. The Company is currently reviewing SFAS No. 131 and has of yet been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures.

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for all fiscal years beginning after June 15, 1999. The Company does not expect results of operations and financial position to be affected by implementation of this new standard.

JONES APPAREL GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)


5.  Capital Stock

  On May 6, 1998, the Company's Board of Directors authorized a two-for-one stock split of the Company's Common Stock in the form of a 100% stock dividend for shareholders of record as of June 4, 1998, with stock certificates issued on June 25, 1998. In connection with the Common Stock split, the Board of Directors approved an increase in the number of shares authorized to 200,000,000. On June 25, 1998, a total of 50,497,911 shares of Common Stock were issued in connection with the split. The stated par value of each share was not changed from $0.01. All share and per share amounts have been restated to retroactively reflect the stock split.


6.  Subsequent Events

  On September 10, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") to acquire 100% of the equity of Sun Apparel, Inc. of El Paso, Texas ("Sun"). The acquisition was completed on October 2, 1998. Sun designs, manufactures and distributes jeanswear, sportswear and related apparel for men, women and children. Sun markets its products under the Polo Jeans Company brand, licensed from Polo Ralph Lauren, as well as other owned, licensed and private label brands.

  The Company purchased the equity of Sun for $216.6 million, comprised of $137.8 million in cash and 4.4 million shares of common stock. For accounting purposes, the common stock was valued at $18.00 per share (the closing price on September 10, 1998, the date the Merger Agreement was signed and announced). The Company also assumed Sun debt of $228.5 million, which was refinanced in conjunction with the closing of the transaction. The Merger Agreement also provides for potential additional future payments based on Sun's operating performance. The acquisition will be accounted for using the purchase method of accounting and the results of Sun will be included in the Company's financial records from the date of acquisition.

  Concurrently, the Company announced the issuance of $265 million of Senior Notes due 2001, and a new $550 million bank credit facility to finance the acquisition and the Company's working capital, general corporate and trade letter of credit requirements.

7.  Supplemental Pro Forma Condensed Financial Information

  On January 1, 1999, Jones Apparel Group, Inc. consummated a corporate reorganization under which two new wholly owned subsidiaries named Jones Apparel Group USA, Inc. ("Jones USA") and Jones Apparel Group Holdings,
Inc. ("Jones Holdings") were created. On that date, the operating assets of Jones Apparel Group, Inc. were transferred to Jones USA and Jones USA assumed the role of obligor of the Senior Notes due 2001, with Jones Apparel Group, Inc. remaining and Jones Holdings becoming co-obligors of the Notes. The following condensed financial information represents, on a pro forma basis, the results of Jones USA had the reorganization occurred on January 1, 1997 (all amounts in thousands). Separate pro forma financial statements and other disclosures concerning Jones USA and Jones Holdings are not presented as such information is not considered material to the holders of the Senior Notes.


                                    September 28, 1997  September 27, 1998
                                    ------------------  ------------------
  Current assets                              $501,879            $510,381
  Noncurrent assets                             80,602             135,171
  Current liabilities                          337,401             403,689
  Noncurrent liabilities                        19,525              48,993
  Excess of net assets
    acquired over cost                           1,996                 154

                                            For the Nine Months Ended
                                    --------------------------------------
                                    September 28, 1997  September 27, 1998
                                    ------------------  ------------------
  Total revenues                              $953,417          $1,101,289
  Gross profit                                 290,273             357,162
  Operating income                             156,364             139,262
  Net income                                    59,559              75,848

JONES APPAREL GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS


General

  The following discussion provides information and analysis of the Company's results of operations for the thirteen and thirty-nine week periods ended September 27, 1998 and September 28, 1997, respectively, and its liquidity and capital resources. The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere herein.


Results of Operations

Statements of Income Expressed as a Percentage of Total Revenues

                             Thirteen weeks ended      Thirty-nine weeks ended
                         --------------------------  --------------------------
                         September 27, September 28, September 27, September 28,
                                 1998          1997          1998          1997
                             --------      --------      --------      --------
  Net sales                     99.1%         99.0%         99.0%         98.9%
  Licensing income               0.9%          1.0%          1.0%          1.1%
                             --------      --------      --------      --------
     Total revenue             100.0%        100.0%        100.0%        100.0%
  Cost of goods sold            64.9%         67.3%         65.3%         67.1%
                             --------      --------      --------      --------
     Gross profit               35.1%         32.7%         34.7%         32.9%
  Selling, general and
    administrative expenses     15.7%         15.1%         17.8%         17.7%
                             --------      --------      --------      --------
     Operating income           19.4%         17.6%         17.0%         15.2%
  Net interest expense           0.2%          0.2%          0.2%          0.2%
                             --------      --------      --------      --------
     Income before provision
     for income taxes           19.2%         17.4%         16.7%         15.1%
  Provision for income taxes     7.4%          6.5%          6.4%          5.6%
                             --------      --------      --------      --------
     Net income                 11.8%         10.9%         10.3%          9.4%
                             ========      ========      ========      ========
                                          Totals may not agree due to rounding.


Quarter Ended September 27, 1998 Compared to Quarter Ended September 28, 1997

  Net Sales. Net sales in the thirteen weeks ended September 27, 1998 (hereinafter referred to as the "third quarter of 1998") increased 11.1%, or $49.7 million, to $495.7 million, compared to $446.0 million in the thirteen weeks ended September 28, 1997 (hereinafter referred to as the "third quarter of 1997"). The increase was due primarily to an increase in the number of units shipped, as well as the impact of a higher average price per unit resulting from the mix of products shipped. The breakdown of net sales by category for both periods is as follows:

JONES APPAREL GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


                           Third         Third
                         Quarter       Quarter       Increase/      Percent
(In millions)            of 1998       of 1997      (Decrease)       Change
                         -------       -------       --------       -------
Career sportswear         $197.3        $196.1           $1.2          0.6%
Casual sportswear          108.5         108.1            0.4          0.4%
Lifestyle collection       153.8         100.8           53.0         52.6%
Men's collection             6.9           0.0            6.9           N/A
Suits, dress, and other     29.2          41.0          (11.8)       (28.8%)
                         -------       -------       --------       -------
 Net sales                $495.7        $446.0          $49.7         11.1%
                         =======       =======       ========       =======

  The increase in Lifestyle collection was primarily due to a large increase in shipments under the Lauren by Ralph Lauren label. The Jones New York Men's collection was introduced with initial shipments beginning during the third quarter of 1998. The decrease in suits, dress, and other was mainly the result of a repositioning of the Saville Suit label.

  Licensing Income. Licensing income increased $0.1 million to $4.6 million in the third quarter of 1998 compared to $4.5 million in the third quarter of 1997. Income from licenses under the Jones New York label increased $0.5 million, while income from licenses under the Evan-Picone label decreased $0.4 million.

  Gross Profit. The gross profit margin was 35.1% in the third quarter of 1998 compared to 32.7% in the third quarter of 1997. The gross profit improvement was attributable to the significant increase in sales of the Lifestyle collection, which carries higher margins than the corporate average and lower overseas production costs due to the favorable impact of currency devaluations in Asia.

  SG&A Expenses. Selling, general and administrative expenses ("SG&A" expenses) of $78.3 million in the third quarter of 1998 represented an increase of $10.5 million over the third quarter of 1997. As a percentage of total revenues, SG&A expenses increased to 15.7% in the third quarter of 1998 from 15.1% for the comparable period in 1997. While royalties and operating expenses added significant expenses during the quarter, the effect was offset by the proportionately larger increase in sales and gross profit. Retail store operating expenses increased $2.6 million, reflecting the added cost of 18 more stores in operation at the end of the third quarter of 1998 compared to the end of the third quarter of 1997.

  Operating Income. The resulting third quarter of 1998 operating income of $97.3 million increased 22.5%, or $17.9 million, compared to $79.4 million during the third quarter of 1997. The operating margin increased to 19.4% for the third quarter of 1998 from the 17.6% achieved during the third quarter of 1997.

  Net Interest Expense. Net interest expense was $1.2 million in the third quarter of 1998 compared to $1.1 million in the comparable period of 1997.

  Provision for Income Taxes. The effective income tax rate was 38.5% for the third quarter of 1998 compared to 37.5% for the third quarter of 1997. The increase was primarily due to higher state income tax provisions for the third quarter of 1998.

JONES APPAREL GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


  Net Income. Net income increased 20.8% to $59.1 million in the third quarter of 1998, an increase of $10.2 million over the net income of $48.9 million earned in the third quarter of 1997. Net income as a percentage of total revenues was 11.8% in the third quarter of 1998 and 10.9% in the third quarter of 1997.

Nine months Ended September 27, 1998 Compared to Nine months Ended September 28, 1997

  Net Sales. Net sales in the thirty-nine weeks ended September 27, 1998 (hereinafter referred to as the "first nine months of 1998") increased 15.0%, or $0.2 billion, to $1.2 billion, compared to $1.0 billion in the thirty-nine weeks ended September 28, 1997 (hereinafter referred to as the "first nine months of 1997"). The increase was due primarily to an increase in the number of units shipped, as well as the impact of a higher average price per unit resulting from the mix of products shipped. The breakdown of net sales by category for both periods is as follows:

                              First         First
                        Nine Months   Nine Months    Increase/     Percent
(In millions)               of 1998       of 1997   (Decrease)      Change
                         ----------    ----------   ---------      -------
Career sportswear            $505.3        $474.4       $30.9         6.5%
Casual sportswear             261.9         247.1        14.8         6.0%
Lifestyle collection          314.9         192.8       122.1        63.3%
Men's collection                6.9           0.0         6.9          N/A
Suits, dress, and other        92.2         112.7       (20.5)      (18.2%)
                         ----------    ----------   ---------      -------
 Net sales                 $1,181.2      $1,027.0      $154.2        15.0%
                         ==========    ==========   =========      =======


  The increase in Lifestyle collection was primarily due to a large increase in shipments under the Lauren by Ralph Lauren label. The Jones New York Men's collection was introduced with initial shipments beginning during the third quarter of 1998. The decrease in suits, dress, and other was the result of the termination of the Christian Dior suit license and a repositioning of the Saville Suit label.

  Licensing Income. Licensing income increased $0.1 million to $11.4 million in the first nine months of 1998 compared to $11.3 million in the first nine months of 1997. Income from licenses under the Jones New York label increased $0.8 million while income from licenses under the Evan-Picone label decreased $0.7 million.

  Gross Profit. The gross profit margin was 34.7% in the first nine months of 1998 compared to 32.9% in the first nine months of 1997. The gross profit improvement was attributable to the significant increase in sales of the Lifestyle collection, which carries higher margins than the corporate average and lower overseas production costs due to the favorable impact of currency devaluations in Asia.

  SG&A Expenses. Selling, general and administrative expenses of $211.9 million in the first nine months of 1998 represented an increase of $28.4 million over the first nine months of 1997. As a percentage of total revenues, SG&A expenses increased to 17.8% in the first nine months of 1998 from 17.7% for the comparable period in 1997. While advertising, royalties and operating expenses added significant expenses during the quarter, the effect was offset by the proportionately larger increase in sales and gross profit. Retail store operating expenses increased $7.3 million, reflecting the added cost of 18 more stores in operation at the end of the first nine months of 1998 compared to the end of the first nine months of 1997.

JONES APPAREL GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)

  Operating Income. The resulting first nine months of 1998 operating income of $202.3 million increased 28.1%, or $44.3 million, compared to $158.0 million during the first nine months of 1997. The operating margin increased to 17.0% for the first nine months of 1998 from the 15.2% achieved during the first nine months of 1997.

  Net Interest Expense. Net interest expense was $2.7 million in the first nine months of 1998 compared to $1.7 million in the comparable period of 1997. The change primarily reflects an increase in capital lease obligations and long-term debt associated with the construction of warehouse facilities.

  Provision for Income Taxes. The effective income tax rate was 38.5% for the first nine months of 1998 compared to 37.4% for the first nine months of 1997. The increase was primarily due to higher state income tax provisions for the first nine months of 1998.

  Net Income. Net income increased 25.6% to $122.7 million in the first nine months of 1998, an increase of $24.9 million over the net income of $97.8 million earned in the first nine months of 1997. Net income as a percentage of total revenues was 10.3% in the first nine months of 1998 and 9.4% in the first nine months of 1997.

Liquidity and Capital Resources

  The Company's principal capital requirements have been to fund working capital needs, capital expenditures and to repurchase the Company's Common Stock on the open market. The Company has historically relied primarily on internally generated funds, trade credit and bank borrowings to finance its operations and expansion.

  Net cash provided by operations was $25.3 million in the first nine months of 1998, compared to net cash used in operations of $22.1 million in the first nine months of 1997. The change primarily reflects the effect of higher net income for the first nine months of 1998 and a $27.6 million decrease in inventories compared to a $62.6 increase in inventories in 1997. These amounts were offset by a larger increase in accounts receivables of $165.4 million in 1998 compared to $100.5 million in 1997.

  Net cash used in investing activities was $1.3 million lower in the first nine months of 1998 than in the first nine months of 1997, as additional capital improvements and replacements were offset by a decrease in restricted cash. Expenditures for capital improvements, replacements and property under capital leases for the full year 1998 are expected to approximate $55.0 million, of which $17 million represents the cost of completing an additional warehouse facility.

  Net cash used in financing activities was $24.0 million in the first nine months of 1998 compared to net cash provided by financing activities of $32.0 million in the first nine months of 1997. The principal reasons for the change were a smaller increase in the amounts of short-term borrowings to fund working capital requirements, the net decrease in proceeds from capital lease and long-term debt and transactions involving the Company's Common Stock. The Company repurchased $72.1 million and $30.6 million of its Common Stock on the open market for the nine months ended September 27, 1998 and September 28, 1997, respectively, under announced programs to acquire up to $200.0 million

JONES APPAREL GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


of such shares. On September 16, 1998, the Board of Directors authorized an additional $100.0 million stock repurchase plan. The Company had repurchased $196.2 million of its shares as of September 27, 1998, since first announcing a stock repurchase program in December 1995. The Company may authorize additional share repurchases in the future depending on, among other things, market conditions and the Company's financial condition. Proceeds from the issuance of common stock to employees exercising stock options amounted to $9.1 million in the first nine months of 1998 compared to $10.3 million in the first nine months of 1997.

  Under the Company's credit agreements in place at the end of the third quarter of 1998, $124.8 million was utilized for letters of credit and $37.9 million of short-term borrowings were outstanding on September 27, 1998. In connection with the acquisition of Sun Apparel, Inc. ("Sun") on October 2, 1998, the Company replaced its existing credit agreements with $265.0 million of 6.25% three-year Senior Notes and entered into an agreement with First Union National Bank, as administrative agent, and other lending institutions to borrow an aggregate principal amount of up to $550.0 million under Senior Credit Facilities. These facilities consist of (i) a $150.0 million Three-Year Revolving Credit Facility, (ii) a $300.0 million 364-Day Revolving Credit Facility, the entire amount of which will be available for trade letters of credit or cash borrowings, and (iii) a $100.0 million Term Loan Facility.

  Upon the closing of the Sun acquisition, the Company drew down the Term
Loan Facility in its entirety and the Three-Year Revolving Credit Facility in the amount of $125.0 million to finance a portion of the acquisition, the refinancing of Sun's debt, related transactions and for its short-term working capital needs. Upon the closing of the acquisition, approximately $141.8 million was outstanding under the 364-Day Revolving Credit Facility, which was comprised of both Sun's and the Company's letters of credit outstanding on that date. Borrowings under the Senior Credit Facilities may also be used for working capital and other general corporate purposes, including permitted acquisitions and stock repurchases. The Senior Credit Facilities are unsecured and require the Company to satisfy an earnings before interest, taxes, depreciation, amortization and rent to interest expense plus rents coverage ratio and a net worth maintenance covenant as well as other restrictions, including (subject to exceptions) limiting the Company's ability to incur additional indebtedness, prepay subordinated indebtedness, make acquisitions, enter into mergers, and pay dividends.

  The Company believes that funds generated by operations, the Senior Notes and the new Senior Credit Facilities will provide the financial resources sufficient to meet its foreseeable working capital, letter of credit, capital expenditure and stock repurchase requirements and its ongoing obligations to the former Sun shareholders.

JONES APPAREL GROUP, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)


Year 2000

  The Company uses various types of technology in the operations of its business. Some of this technology incorporates date identification functions; however, many of these date identification functions were developed to use only two digits to identify a year. These date identification functions, if not corrected, could cause their related technologies to fail or create erroneous results on or before January 1, 2000.

  The Company is continuing to assess, with both internal and external resources, the impact of Year 2000 issues on its information and non-information technology systems. As part of this process, the Company retained the services of an independent consultant that specializes in Year 2000 evaluation and remediation work. In addition, the Company has developed a plan with respect to the Year 2000 readiness of its internal technology systems. This plan involves
(i) creating awareness inside the Company of Year 2000 issues, (ii) analyzing the Company's Year 2000 state of readiness, (iii) testing, correcting and updating systems and computer software as needed, and (iv) incorporating the corrected or updated systems and software into the Company's business. The Company is currently finalizing the assessment phase of this plan, and has moved into the testing and correcting phase with respect to those technology systems that have been identified as having Year 2000 issues. The Company anticipates substantially completing the implementation of this plan by early 1999; however, it may revise the estimated date of completion of this plan based upon any unforeseen delays or costs in implementing such plan.

  In a continuing effort to become more productive and competitive, the Company replaces portions of its software and hardware when warranted by significant business and/or technology changes. While these replacements are not specifically intended to resolve the Year 2000 issue, the new software and hardware is designed to function properly with respect to dates related to the Year 2000 and beyond. The Company also has initiated discussions with its significant suppliers, customers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues when their systems interface with the Company's systems or may otherwise impact operations. The Company anticipates substantially completing the implementation of this plan by early 1999; however, there can be no assurances that such plan will be completed by the estimated date or that the systems and products of other companies on which the Company relies will not have an adverse effect on its business, operations or financial condition.

  As of September 27, 1998, the Company had incurred approximately $150,000 in costs related to the Year 2000 issue. The Company believes that additional costs related to the Year 2000 issue will not be material to its business, operations or financial condition. However, estimates of Year 2000 related costs are based on numerous assumptions and there is no certainty that estimates will be achieved and actual costs could be materially greater than anticipated. The Company anticipates that it will fund its additional Year 2000 costs from current working capital.

JONES APPAREL GROUP, INC.
OTHER INFORMATION

Part II.

Item 5.  Other information

Statement Regarding Forward-looking Disclosure

  This Report includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of national and regional economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, customer acceptance of both new designs and newly-introduced product lines, and financial difficulties encountered by customers. All statements, other than statements of historical facts included in this Quarterly Report, including, without limitation, the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Report. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.


Item 6. Exhibits and Reports on Form 8-K

(a) Exhibits

Exhibit 10.53 License Agreement dated as of August 1, 1995 by and between PRL USA, Inc., as assignee of Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended to date

Exhibit 10.54 Design Services Agreement dated as of August 1, 1995 by and between Polo Ralph Lauren Corporation, successor to Polo Ralph Lauren, L.P., and Sun Apparel, Inc., as amended to date

Exhibit 11       Computation of earnings per share

Exhibit 27       Financial data schedule dated September 27, 1998


(b) Reports on Form 8-K

  During the quarter ended September 27, 1998, a Current Report on Form 8-K, dated September 24, 1998, was filed with the Commission by the Company announcing the acquisition of Sun Apparel, Inc.

JONES APPAREL GROUP, INC.
OTHER INFORMATION (CONTINUED)


SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                    JONES APPAREL GROUP, INC.
                                                                 (Registrant)

Date: November 10, 1998                      By             /s/ Sidney Kimmel
                                                 ----------------------------
                                                                SIDNEY KIMMEL
                                                      Chief Executive Officer


                                             By            /s/ Wesley R. Card
                                                 ----------------------------
                                                               WESLEY R. CARD
                                                      Chief Financial Officer

                                                             Exhibit 10.53.


                                   (Polo Jeans Company - License)

  LICENSE AGREEMENT, dated as of August 1, 1995 by and between Polo Ralph Lauren, L.P. ("Licensor") , a Delaware limited partnership with a place of business at 650 Madison Avenue, New York, New York 10022, and Sun Apparel, Inc. ("Licensee"), a Texas corporation with a place of business at 11201 Armour Drive, El Paso, Texas 79935.

  WHEREAS, Licensor is engaged in the business of manufacturing, selling and promoting, and licensing others the right to manufacture, sell and promote, high quality apparel and related merchandise under certain Polo/Ralph Lauren trademarks and trade names; and

  WHEREAS, Licensee desires to obtain, and Licensor is willing to grant, a license pursuant to which Licensee shall have the right to use certain Polo/ Ralph Lauren trademarks in the United States on the terms set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Definitions. As used herein, the term:

  1.1. "License" shall mean the exclusive, non-assignable right to use the Trademark in connection with the manufacture and/or importation and sale of Licensed Products in the Territory.

  1.2. "Licensed Products" shall mean those items set forth on Schedule A attached hereto and made a part hereof, and all bearing the Trademark. From time to time Licensor may authorize Licensee to manufacture and distribute products bearing the Trademark not expressly listed in Schedule A hereto. Absent an agreement with respect to such products signed by Licensor and Licensee, all such products shall be deemed Licensed Products for all purposes hereunder; provided, however, that Licensee's rights with respect to such products (i) shall be non-exclusive and (ii) may be terminated by Licensor upon 90 days written notice.

  1.3. "Licensor" shall mean Polo Ralph Lauren, L.P., a limited partnership organized under the laws of the State of Delaware.

  1.4. "Licensee" shall mean Sun Apparel, Inc., a corporation organized under the laws of Texas.

  1.5. "Net Sales Price" shall have the meaning set forth in paragraph 6.2 hereof.

  1.6. "Territory" shall mean the United States of America, its territories and possessions. From time to time Licensor may authorize Licensee to sell certain Licensed Products to specific purchasers outside the Territory.
Absent an agreement with respect to such sales signed by Licensor and Licensee, all such sales shall be made on all of the terms and conditions set forth in this Agreement; provided, however, that Licensee's right to make such sales shall be non-exclusive and may be terminated by Licensor immediately upon written notice to Licensee. Any such termination shall not apply to orders already taken by Licensee in accordance with Licensor's prior authorization.

  1.7. "Trademark" shall mean the trademarks set forth on Schedule B hereto, and no other trademarks, regardless of whether such trademark is or includes "POLO" or "RALPH LAUREN", except as may be expressly authorized by Licensor in writing. Licensor shall have the sole right to determine the manner and use of the Trademark in connection with each particular Licensed Product. Each particular form or logo selected by Licensor to be used as part of or in connection with the Trademark shall be deemed within the definition of "Trademark" hereunder, and such particular forms already approved are annexed hereto as Schedule B.

  2. Grant of License.

  2.1. Subject to the terms and provisions hereof, Licensor hereby grants Licensee and Licensee hereby accepts the License. Licensor shall neither use nor authorize third parties to use the Trademark in connection with the manufacture, sale and/or importation of Licensed Products in the Territory during the term of this Agreement without Licensee's prior approval. To the extent it is legally permissible to do so, no license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for publicity purposes, other than publicity of Licensed Products, in combination sales, as premiums or giveaways, or to be disposed of under or in connection with similar methods of merchandising.

  2.2. It is understood and agreed that the License applies solely to the use of the Trademark on the Licensed Products, and that no rights are granted by Licensor hereunder with respect to the use of: (i) any trademark of Licensor or of any of Licensor's affiliates (including any trademark that uses "Polo" or the name "Ralph Lauren") other than the Trademark, on or in connection with any product (including, without limitation, jeanswear), or (ii) the use of the Trademark on any products other than Licensed Products.

Licensor reserves the right to use, and to grant to any other licensee the right to use, the Trademark, whether within or outside the Territory, in connection with any and all products and services, other than Licensed
Products within the Territory. Notwithstanding the foregoing, Licensor shall not itself use or license the right to use any "Polo" or "Ralph Lauren" trademark, other than its "CHAPS" trademarks and derivatives thereof, in connection with men's denim jean pants or shorts or women's denim jean pants or shorts ("Denim Bottoms"); provided, however, that (i) Licensor or its affiliates (but not an unaffiliated, licensed third party) shall be entitled to include Denim Bottoms within Licensor's various "Polo" and "Ralph Lauren" lines so long as the wholesale prices of such Denim Bottoms are at least [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] higher than the wholesale prices of the Denim Bottoms generally applied to the most comparable Licensed Products and (ii) Licensor and its affiliates shall also be entitled to continue to develop its "cutup" program of Denim Bottoms for Polo/Ralph Lauren outlet stores. Licensor shall be entitled to continue to include Denim Bottoms within Licensor's "RRL" line of products at the suggested retail price structure (or higher) at which such Denim Bottoms are currently offered. In the event that Licensor, during the term hereof, opens directly or indirectly one or more "Vertical RRL Stores" (as hereinafter defined) and desires to offer at such Vertical RRL Stores Denim Bottoms bearing the RRL mark at suggested retail prices below the prices at which such Denim Bottoms were generally offered prior to the effective date of this Agreement ("RRL Denim Bottoms"), Licensee shall have the right to act, during the term hereof, as the exclusive licensee of the RRL mark in connection with RRL Denim Bottoms for the purpose of supplying RRL Denim Bottoms, at wholesale, to such RRL Vertical Stores; provided, however, that (a) Licensee shall manufacture such RRL Denim Bottoms in accordance with all of Licensor's design and construction specifications and on commercially competitive wholesale prices and terms, which prices shall be no less than the wholesale prices of, and which terms shall be no less favorable than the terms for, any comparable Licensed Products,(b) the suggested retail price of such RRL Denim Bottoms shall be at least [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] above the suggested retail price of the most comparable Licensed Products, (c) all sales of such RRL Denim Bottoms shall fall within the definition of Net Sales Price for the purpose of calculating Licensor's royalties on such sales pursuant to paragraph 6.2; provided, however, that the royalty rate applicable to sales of RRL Denim Bottoms shall be 7% of the Net Sales Price thereof, which amount shall be paid, in accordance with the terms hereof, to Licensor or such other entity or entities as Licensor may designate and (d) sales of RRL Denim Bottoms shall not be included within the definition of Net Sales Price with respect to the calculations to be performed under paragraph 4.6 hereof or paragraph 2 of Schedule C hereof. The term "Vertical RRL Stores" shall mean any stores or shops doing business under a service mark or tradename incorporating the RRL trademark, the principal focus of which is the sale of products bearing the RRL trademark, and in which Licensor or any of its affiliates owns, directly or indirectly, an equity interest in excess of 25%. Licensee understands and agrees that Licensor may itself manufacture or authorize third parties to manufacture in the Territory, Licensed Products but solely for ultimate sale outside of the Territory. Subject to the terms of paragraph 17.4 hereof, Licensee may manufacture or cause to be manufactured the Licensed Products outside of the Territory, but solely for purposes of sale within the Territory pursuant to the terms of this Agreement.

  2.3. Licensee shall not have the right to use Licensee's name on or in connection with the Licensed Products, except with the prior approval by Licensor of the use and placement of Licensee's name. Licensee shall, at the option of Licensor, include on its business materials and/or the Licensed Products an indication of the relationship of the parties hereto in a form approved by Licensor.

  2.4. Licensee shall not use or permit or authorize another person or entity in its control to use the words "Polo" or "Ralph Lauren" as part of a corporate name or tradename without the express written consent of Licensor and Licensee shall not permit or authorize use of the Trademark in such a way so as to give the impression that the name "Ralph Lauren," or the Trademark, or any modifications thereof, are the property of Licensee.

  2.5. Licensee (and its affiliates) shall not, directly or indirectly, by license or otherwise, sell, advertise or promote the sale of during the term of this Agreement any items which are comparable and/or competitive with Licensed Products and which bear the name of any fashion apparel designer other than Todd Oldham or Robert Stock. The foregoing shall not restrict Licensee's right to act solely as the manufacturer, contractor or supplier of or for merchandise comparable and/or competitive with Licensed Products to or for any third party; provided, however, that Licensee shall not during the term hereof, directly or indirectly, act as a manufacturer, contractor or supplier of or for merchandise comparable or competitive with Licensed Products bearing or associated with the following names: Tommy Hilfiger, Nautica, Calvin Klein, Donna Karan or Armani.

  2.6. Licensor represents and warrants that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein and further that it is not aware of any claim or proceedings which would prevent it from performing its obligations hereunder. In the event that Licensee or Licensor is charged with infringement on account of Licensee's use of the

Trademark and, as a result, Licensor determines that the use by Licensee of the Trademark should be discontinued upon reasonable written notice to Licensee, this license under the Trademark shall be converted to a license under another "Ralph Lauren" trademark or label; in such event Licensee shall have the right to (i) accept the exclusive license to use such "Ralph Lauren" trademark in connection with the manufacture and sale of Licensed Products in the Territory subject to all other terms of this Agreement or (ii) terminate this Agreement. In either such event, Licensee shall immediately advise Licensor of its inventory of Licensed Products labelled with the Trademark and of its stock of business materials bearing the Trademark and Licensor shall, in its sole discretion and judgment, determine whether and to what extent such inventory and materials of Licensee may continue to be used by Licensee.

  2.7. Licensee shall not purport to grant any right, permission or license hereunder to any third party, whether at common law or otherwise. Licensee shall not without Licensor's prior written approval sell any Licensed Products bearing the Trademark to any third party which Licensee knows or should have reason to know, directly or indirectly, sells or proposes to sell such Licensed Products outside the Territory. Licensee shall use its commercially reasonable efforts to prevent any such resale outside the Territory and shall, immediately upon learning or receiving notice from Licensor that a customer is selling Licensed Products outside the Territory, cease all sales and deliveries to such customer.

  2.8. Each of Licensee and Licensor recognizes that there are many uncertainties in the business contemplated by this Agreement. Each of Licensee and Licensor agrees and acknowledges that other than those representations, warranties and guaranties explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to either party by the other party, or by such other party's affiliates, or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or prof its have been made and each of Licensee and Licensor has made its own independent business evaluation in deciding to enter into this License Agreement and conduct the business contemplated herein.

  2.9. Licensee represents and warrants that it has full right, power and authority to enter this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein and further that it is not aware of any claim or proceeding which would prevent it from performing its obligations hereunder.

  2.10. In the event during the term hereof Licensor acquires the right and desires to license a third party to use the Trademark in the Territory in connection with the manufacture or sale of women's denim pants (and such related products as Licensor, in its sole discretion, may designate), Licensor shall, provided that Licensee is not in default of any of its obligations hereunder and this Agreement is in full force and effect, give Licensee notice of the terms upon which it proposes to grant a license with respect to the Trademark for such products. Upon receipt of such notice, Licensee shall have thirty (30) days during which it may propose modified terms to Licensor, and the terms initially proposed by Licensor, together with such modifications proposed by Licensee as Licensor may, in its sole discretion, agree to during such thirty-day period, shall, upon the expiration of such thirty-day period, be deemed the "Final Offer Terms". Licensee shall have a period of fifteen (15) days after the expiration such thirty-day period to accept or reject the Final Offer Terms in writing. If Licensee rejects the Final Offer Terms or if Licensee initially accepts the Final offer Terms but thereafter is unable to satisfy the Final offer Terms, then Licensor shall be free to make a substantially similar offer to any third party and, if such offer is accepted within twelve (12) months after the fifteen (15) day period set forth above ("Timely Third Party Acceptance"), Licensee shall have no further rights pursuant to this paragraph 2.10. If, prior to any Timely Third Party Acceptance, Licensor shall substantially change the Final Offer Terms, or if Licensor does not receive a Timely Third Party Acceptance, then, during the term hereof, Licensee's rights as provided hereinabove shall apply to such changed terms or any subsequent proposed grant of rights by Licensor pursuant to this paragraph 2.10.

  3. Design Standards and Prestige of Licensed Products.

  3.1. Licensee acknowledges that it has entered into a design services agreement ("Design Agreement"), of even date herewith, with Polo Ralph
Lauren Enterprises, L.P. (the "Design Partnership"), which provides for the furnishing to Licensee by the Design Partnership of design concepts and other professional services so as to enable Licensee to manufacture or cause to be manufactured the Licensed Products in conformity with the established prestige and goodwill of the Trademark. Licensee shall manufacture, or cause to be manufactured, and sell only such Licensed Products as are made in accordance with the design and other information approved under, and in all other respects in strict conformity with the terms of, the Design Agreement.

  3.2. Licensee acknowledges that the Ralph Lauren trademarks have established prestige and goodwill and are well recognized in the minds of the public, and that it is of great importance to each party that in the manufacture and sale of various lines of Licensor's products, including the Licensed Products, the high standards and reputation that Licensor and Ralph Lauren have established be maintained. Accordingly, all items of Licensed Products manufactured or caused to be manufactured by Licensee hereunder shall be of high quality workmanship with strict adherence to all details and characteristics embodied in the designs furnished pursuant to the Design Agreement. Licensee shall supply Licensor with samples of the Licensed Products (including, if Licensor so requests, samples of labeling and packaging used in connection therewith) prior to production and from time to time during production, and shall, at all times during the term hereof, upon Licensor's request, make its manufacturing facilities available to Licensor, and shall use its commercially reasonable efforts to make available each subcontractor's manufacturing facilities for inspection by Licensor's representatives during usual working hours, which efforts shall include, without limitation, not placing future orders for Licensed Products with any subcontractor who fails to make such facilities available for inspection by Licensor's representatives.

  3.3. In the event that any Licensed Product is, in the reasonable judgment of Licensor, not being manufactured, distributed or sold with first quality workmanship or in strict adherence to all details and characteristics furnished pursuant to the Design Agreement, Licensor shall notify Licensee thereof in writing and Licensee shall promptly repair or change such Licensed Product to conform thereto. If a Licensed Product as repaired or changed does not strictly conform after Licensor's request and such strict conformity cannot be obtained after at least one (1) resubmission, or if Licensee determines that a Licensed Product does not strictly conform, the Trademark shall be promptly removed from the item, at the option of Licensor, in which event the item may be sold by Licensee, provided (a) such miscut or damaged item does not contain any labels or other identification bearing the Trademark without Licensor's prior approval and (b) further provided that Licensor agrees Licensee will be permitted to sell Licensed Products as irregulars and seconds bearing the Trademark, so long as such products are clearly labelled as such in a manner reasonably approved by Licensor, are distributed in channels and to outlets approved by Licensor, and are produced only as by-products of the manufacture of first quality goods and only in reasonable quantities. Notwithstanding anything in this paragraph 3.3 to the contrary, Licensee's sales of all products of Licensor's or the Design Partnership's design, whether or not bearing the Trademark, shall nonetheless be subject to royalty payments pursuant to paragraph 6 hereof.

  3.4. At the request of Licensor, Licensee shall cause to be placed on all Licensed Products appropriate notice in accordance with applicable law designating Licensor or the Design Partnership as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be determined by Licensor.

  3.5. Licensee agrees to maintain sound and ethical business practices and to promptly pay in accordance with the purchase terms therefor all amounts due for any Licensed Products or materials, trim, fabrics, packaging or services relating to Licensed Products purchased by Licensee from Licensor or any agent or licensee of Licensor or any other supplier of such items, all subject to good faith errors or disputes.

  4. Marketing.

  4.1. Except as set forth in paragraph 4.11 hereof, the distribution of the Licensed Products in the Territory shall be performed by Licensee exclusively. The Licensed Products shall be sold by Licensee only to those specialty shops, department stores and other retail outlets which deal in products similar in quality and prestige to products bearing Ralph Lauren trademarks other than the Trademark, whose operations are consistent with the quality and prestige of such trademarks and only to those customers expressly approved by Licensor. Whenever Licensee wishes to sell Licensed Products to a customer not previously approved by Licensor, Licensee shall submit a written list of its proposed customers to Licensor for Licensor's approval, which shall be given or withheld in Licensor's discretion based on whether the proposed customer shall enhance or not be inconsistent with the quality and prestige of the Trademark and the distribution channels therefor. Licensor shall have the right to withdraw its approval of a customer based on its evaluation of the criteria set forth in the preceding sentence, subject to orders for Licensed Products already accepted by Licensee. Licensee shall take such steps as may be reasonably necessary, including the implementation of an inventory marking system, to avoid any negative impact on the reputation and desirability of Licensor's products as a result of the unauthorized resale of Licensed Products through unauthorized distribution channels. Licensee shall not market or promote or seek customers for the Licensed Products outside of the Territory and Licensee shall not establish a branch, wholly owned subsidiary, distribution or warehouse with inventories of Licensed Products outside of the Territory; provided that upon prior written notice to Licensor, Licensee may directly or through a controlled affiliate own and operate a warehouse in Mexico for the purpose of storing and/or shipping Licensed Products to be distributed in the Territory.

  4.2. Licensee acknowledges that in order to preserve the good will attached to the Trademark, the Licensed Products are to be sold at prices and terms reflecting the prestigious nature of the Trademark, it being understood, however, that Licensor is not empowered to fix or regulate the prices at which the Licensed Products are to be sold, either at the wholesale or retail level.

  4.3. Licensee shall maintain the high standards of the Trademark and the Licensed Products, in all advertising, packaging and promotion of the Licensed Products. Licensee shall not employ or otherwise release any of such advertising or packaging or other business materials relating to any Licensed Products or bearing the Trademark, unless and until Licensee shall have made a request, in writing, for approval by Licensor. As promptly as practicable, Licensor may, with respect to any advertising, packaging or business materials submitted by Licensee, make such suggestions as Licensor deems necessary or appropriate, or disapprove, in either event by notice to Licensee. Any approval granted hereunder shall be limited to use during the seasonal collection of Licensed Products to which such advertising relates and shall be further limited to the use (e.g. TV or print) for which approval by Licensor was granted. Licensee shall, at the option of Licensor, include on its business materials an indication of the relationship of the parties hereto in a form approved by Licensor.

  4.4. Licensee shall use its commercially reasonable efforts to assure that all cooperative advertising, whereby Licensee provides a customer with a contribution toward the cost of an advertisement for Licensed Products, whether Licensee's contribution be in the form of an actual monetary contribution, a credit or otherwise, shall be subject to prior approval of Licensor under the same terms and conditions as apply to advertising and promotional materials prepared by or to be used by Licensee pursuant to paragraph 4.3 hereof; provided, however, that in the event that Licensee is not as a matter of practice given an opportunity to review the cooperative advertising due to time constraints, then Licensee shall notify Licensor, in advance, of those customers with whom it does cooperative Licensed Product advertising and/or promotion, and Licensee at Licensor's request shall notify the named customer of the terms of this Agreement which pertain to the said advertising or promotional materials.

  4.5. Licensee, in connection with the conduct of its business hereunder, shall exercise its best efforts to safeguard the established prestige and goodwill of the names "Polo" and "Ralph Lauren," and the Ralph Lauren image, at the same level of prestige and goodwill as heretofore maintained.
"Image" as used herein refers primarily to quality and style of packaging, advertising and promotion, creation and introduction of new products, type of outlets with reference to quality of service provided by retail outlets and quality of presentation of Licensed Products in retail outlets. Licensee shall take all necessary steps, and all steps reasonably requested by Licensor, to prevent or avoid any misuse of the Trademark by any of its customers, contractors or other resources.

  4.6. During each year of this Agreement, Licensee shall expend for the production and placement of national institutional and media advertising of Licensed Products ("Institutional Advertising"), an amount that is not less than the "Annual Advertising obligation", as hereinafter defined, for such year. Licensor shall consult in advance with Licensee regarding the creation, production and placement of Institutional Advertising, but all final decisions with respect thereto shall be made by Licensor in its sole discretion. The "Annual Advertising obligation" for each year during the term hereof shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] of the aggregate Net Sales Price of Licensed Products sold during such year, but the Annual Advertising Obligation for the period from the date hereof to December 31, 1997 shall be not less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION], of which approximately [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] is intended to be spent during calendar year 1996. Licensee shall deliver to Licensor within sixty (60) days after the end of each year hereof an accounting statement in respect of amounts expended by Licensee on Institutional Advertising for the prior year. Each such accounting statement shall be signed, and certified as correct, by a duly authorized officer of Licensee. Prior to each year hereof, Licensee shall submit Licensee's advertising budget for the upcoming year, based on the aggregate Net Sales Price of Licensed Products during the year then ending and on sales projected for the upcoming year. Only actual advertising costs and expenses charged to Licensee or Licensor in connection with the advertising of Licensed Products under the Trademark shall be charged to Licensee's advertising budget hereunder, and Licensor shall make available to Licensee or credit to Licensee's budget any volume discounts for the advertising of Licensed Products Licensor is able to achieve as a result of the advertising of Licensed Products and other advertising placed by or for Licensor and/or its other licensees. The Annual Advertising Obligation for such upcoming year will initially be calculated and expended based upon such budget. If in any year during the term hereof an amount less than the Annual Advertising Obligation is expended on Institutional Advertising for any reason whatsoever (including an underestimate of the actual Net Sales Price for such year or because the actual cost of Institutional Advertising, if any, produced and placed during such year is less than the Annual Advertising Obligation), the entire amount not expended shall be added to the Annual Advertising obligation for the following year.

  4.7. During the term of this Agreement, Licensee shall, in consultation with Licensor, provide a budget for the design, construction, re-fits and seasonal changeovers of in-store shops and fixtures to be used exclusively for the presentation of Licensed Products, the design of which shall be subject to Licensor's prior approval. Licensee's budget for such purposes shall be adequate to present Licensed Products in a manner consistent with the high quality and prestige associated with Licensor's trademarks and the price structure of the Licensed Products.

  4.8. To the extent permitted by applicable law Licensor may from time to time, and in writing, promulgate reasonable and nondiscriminatory rules and regulations to Licensee relating to the manner of use of the Trademark. Licensee shall comply with such rules and regulations. Any such rules or regulations shall not be inconsistent with or derogate from Licensee's rights under this Agreement.

  4.9. Licensee agrees to make available for purchase and to sell on its customary price, credit and payment terms (subject to paragraph 4.11 hereof) all lines and styles of Licensed Products to retail stores in the Territory bearing a trademark of Licensor or its affiliates which are authorized to sell the Licensed Products within such retail stores. Notwithstanding anything to the contrary contained herein, to the extent that any such Licensed Products are not so made available by Licensee to such stores, such Licensed Products may be made available to such stores by Licensor (or its affiliates or other licensees).

  4.10. In consideration of the License granted herein, in the event Licensor elects to offer Licensed Products for sale in mailorder catalogs or "vertical retail stores of Licensor or its affiliates" (as hereinafter defined), Licensee shall sell and timely ship Licensed Products to Licensor or its affiliate for such purposes at a price equal to [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] less than the regular wholesale price therefor. All such sales shall be separately reported by Licensee in its accounting statements pursuant to paragraph 6.2 hereof, and such sales shall not be subject to the royalty or advertising obligations set forth herein, or to the compensation obligations set forth in the Design Agreement, but such sales shall be included within the definition of Net
Sales Price for all purposes under paragraph 2 of Schedule C to this Agreement. The term "vertical retail stores of Licensor or its affiliates" shall mean a store or shop doing business under a service mark or tradename substantially similar to the Trademark, the principal focus of which is the sale of products bearing the Trademark, and in which Licensor or any of its affiliates owns, directly or indirectly, an equity interest in excess of 25%.

  4.11. Licensor shall respond to any requests for approvals or consents from Licensee hereunder as promptly as reasonably practicable consistent with the level of review required.

  5. Trademark Protection.

  5.1. All uses of the Trademark by Licensee, including, without limitation, use in any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise shall require Licensor's prior written consent in accordance with paragraph 4 hereof.

  5.2. All uses of the Trademark by Licensee in advertising, promotions, labels and packaging shall include, at Licensor's option, a notice to the effect that the Trademark is used by Licensee for the account and benefit of Licensor or that Licensee is a registered user thereof or both such statements. The use of the Trademark pursuant to this Agreement shall be for the benefit of Licensor and shall not vest in Licensee any title to or right or presumptive right to continue such use. For the purposes of trademark registration, sales by Licensee shall be deemed to have been made by Licensor.

  5.3. Licensee shall cooperate fully and in good faith with Licensor for the purpose of securing and preserving Licensor's rights in and to the Trademark. Nothing contained in this Agreement shall be construed as an assignment or grant to Licensee of any right, title or interest in or to the Trademark, or any of Licensor's other trademarks, it being understood that all rights relating thereto are reserved by Licensor, except for the License hereunder to Licensee of the right to use the Trademark only as specifically and expressly provided herein. Licensee shall not file or prosecute a trademark or service mark application or applications to register the Trademark, for Licensed Products or otherwise.

  5.4. Licensee shall not, during the term of this Agreement or thereafter,
(a) attack Licensor's title or rights in or to any Ralph Lauren trademarks in any jurisdiction or attack the validity of this License or the Ralph Lauren trademarks or (b) contest the fact that Licensee's rights under this Agreement
(i) are solely those of a licensee, manufacturer and distributor and (ii) subject to the provisions of paragraph 10 hereof, cease upon termination of this Agreement. The provisions of this paragraph 5.4 shall survive the termination of this Agreement.

  5.5. Subject to the provisions of paragraph 2.7 of the Design
Agreement, all right, title and interest in and to all samples, patterns, sketches, designs, artwork, logos and other materials furnished by or to Licensor or the Design Partnership, whether created by Licensor, the Design Partnership or Licensee, are hereby assigned in perpetuity to, and shall be the sole property of, Licensor and/or the Design Partnership, as the case may be. Licensee shall assist Licensor to the extent necessary in the protection of or the procurement of any protection of Licensor's rights to the Trademark, designs, design patents and copyrights furnished hereunder and Licensor, if Licensor so desires, may commence or prosecute any claims or suits in Licensor's own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall promptly notify Licensor in writing of any uses which may be infringements or imitations by others of the Trademark on articles similar to those covered by this Agreement which may come to Licensee's attention. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensor shall bear one hundred percent (100%) of the costs of all actions or proceedings it undertakes, and shall be entitled to all recoveries in such actions. If Licensor declines to take action with respect to a particular infringer Licensee is not obligated to but may, with Licensor's prior written consent, undertake such action at Licensee's expense, and all recoveries in such actions shall first be applied to reimbursement of Licensee's actual legal and investigative fees, and then divided equally between Licensor and Licensee.

  6. Royalties.

  6.1. Commencing with the First Renewal Term (as hereinafter defined in Schedule C), if the term hereof is extended beyond the Initial Term (as hereinafter defined in paragraph 8), Licensee shall thereafter pay to Licensor minimum royalties for each year during the term of this Agreement as compensation for the License granted hereunder for the use of the Trademark in the manufacture and sale, and/or importation and sale, of Licensed Products in the Territory. The minimum royalty for each year commencing with the First Renewal Term shall be an amount equal to [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] of the actual earned royalties due for the immediately preceding year; provided, however, that the minimum royalty obligation for each year of the First Renewal Term shall in no event be less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION]; for each year of the Second Renewal Term no less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION]; for each year of the Third -Renewal Term no less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION]; for each year of the Forth Renewal Term no less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION]; for each year of the Fifth Renewal Term no less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION]; and for each year of the Sixth Renewal Term no less than [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] (each such Term as defined in Schedule C). Minimum royalties for each year shall be paid on a quarterly basis, within thirty (30) days after the end of each quarter during the term hereof, commencing with the first quarter of the First Renewal Term. No credit shall be permitted against minimum royalties payable for any year on account of actual or minimum royalties paid for any other year, and minimum royalties shall not be returnable. For the purposes of this Agreement, the term "year" shall mean a period of twelve (12) months commencing on each January 1 during the term of this Agreement; provided, however, that the term "first year" shall mean the 17-month period commencing on August 1, 1995 and ending on December 31, 1996.

  6.2. Licensee shall pay to Licensor earned royalties based on the Net Sales Price of all Licensed Products manufactured or imported and sold by Licensee hereunder. Earned royalties shall [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] of the Net Sales Price of all Licensed Products sold under this Agreement, including, without limitation, any sales made pursuant to the terms of paragraphs 3.2, 3.3 and 10.2 hereof. Licensee shall prepare or cause to be prepared statements containing the information set forth in paragraph 7.1 hereof for the period commencing on the date hereof and ending on March 31, 1996 and for each quarter ending the last day of March, June, September and December in each year hereof, which shall be furnished to Licensor together with the earned royalties due for each such quarter (less minimum royalties, when applicable, paid for such quarter) within thirty (30) days after the end of each such quarter. The term "Net Sales Price" shall mean the gross sales price to retailers of all Licensed Products sold under this Agreement or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Licensee to its employees or sales by Licensee in its own shops), less trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks which, in accordance with generally accepted accounting principles, would normally be treated as deductions from gross sales, and which, in any event, do not include any chargebacks or the like for advertising, fixture or retail shop costs or contributions. Notwithstanding the foregoing, Licensor hereby waives its right to (i) receive royalties hereunder for, or (ii) include within the calculation of Net Sales Price for the purpose of calculating the Annual Advertising Obligation as set forth in paragraph 4.6 hereof, sales of units of Licensed Products sold at a discount of [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] or more off the regular wholesale price ("Discounted Units"), provided that such waiver shall only apply to the extent that the aggregate Net Sales Price of Discounted Units for any year does not exceed [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION] of the Net Sales Price of all units of Licensed Products other than Discounted Units sold in such year. No other deductions shall be taken. Any merchandise returns shall be credited in the quarter in which the returns are actually made. For purposes of this Agreement, affiliates of Licensee shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by Licensee, or are under common control with Licensee. It is the intention of the parties that royalties will be based on the bona fide wholesale prices at which Licensee sells Licensed Products to independent retailers in arms' length transactions. In the event Licensee shall sell Licensed Products to its affiliates, royalties shall be calculated on the basis of such a bona fide wholesale price irrespective of Licensee's internal accounting treatment of such sale unless such products are sold by its affiliates directly to the end-user consumer, in which case royalties shall be calculated on the basis of the price paid by the end-user consumer, less applicable taxes. Licensee shall identify separately in the statements provided to Licensor pursuant to paragraph 7 hereof, all sales to affiliates. At least once annually and no later than 90 days after the close of Licensee's fiscal year, Licensee shall furnish to Licensor a statement of the Net Sales Price of all Licensed Products sold during the year just ended, which shall be certified by the independent auditor for Licensee as correct and in accordance with the terms of this Agreement.

  6.3. If the payment of any installment of royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date which is 10 days after the date the same became due pursuant to paragraphs 6.1 or 6.2 hereof at the lower of the highest rate permitted by law in New York and 2% per annum above the prime rate of interest in effect from time to time at Chemical Bank, New York, New York or any successor bank.

  6.4. The obligation of Licensee to pay royalties hereunder shall be absolute notwithstanding any claim which Licensee may assert against Licensor or the Design Partnership. Licensee shall not have the right to set-off, compensate itself or any third party, or make any deduction from such royalty payments for any reason whatsoever.

  7. Accounting.

  7.1. Licensee shall at all times keep an accurate account of all operations within the scope of this Agreement. Licensee shall render a full statement in writing to Licensor in accordance with paragraph 6.2 hereof, which shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales tax, markdowns, chargebacks, unit sales, sales of Discounted Units, sales of miscuts and damaged merchandise and net sales price of all sales for the previous quarter. Such statements shall be in sufficient detail to be audited from the books of Licensee. Once annually, which may be in connection with the regular annual audit of

Licensee's books, Licensee shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and Net Sales Price of all Licensed Products made or sold by Licensee certified by Licensee's independent accountant. Each quarterly statement furnished by Licensee shall be certified by the chief financial officer of Licensee.

  7.2. Licensor and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for three (3) years thereafter, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of Licensee and its successors with respect to the statements required, and Licensee's obligations, hereunder. All such books of account, records and documents shall be maintained and kept available by Licensee for at least the duration of this Agreement and for three (3) years thereafter. Licensor shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of Licensee's books and records it is shown that Licensee's payments to Licensor hereunder with respect to any twelve (12) month period were less than or greater than the amount which should have been paid to Licensor by an amount equal to two percent (2%) of the amount which should have been paid during such twelve (12) month period, Licensee will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 6.3 hereof, promptly reimburse Licensor for the cost of such examination. Licensor shall reimburse Licensee for any overpayment of royalties it discovers during such examination, after deducting from the amount of such overpayment all costs and expenses incurred in connection with such examination.

  7.3. With respect to each notice Licensee may give to Licensor that it is exercising an option for a Renewal Term pursuant to paragraph 2 of Schedule
C to this Agreement, Licensee shall provide to Licensor, simultaneously with such notice, a profit and loss statement, statement of cash flows and balance sheet covering Licensee's most recent fiscal year ("Financial Statement"), each of which shall be certified by the independent auditor for Licensee. In addition, if the term hereof remains in effect on April 1, 2010, Licensee shall provide Licensor on such date with Financial Statements covering Licensee's last three fiscal years, and thereafter with such updated and additional information and documentation as Licensor may reasonably request in considering whether to exercise the Buyout Option set forth in paragraph 4 of Schedule C to this Agreement. All Financial Statements required to be furnished herein shall be prepared in accordance with generally accepted accounting principles and any officer's certificate relative thereto shall state that such statements are true, complete and correct in all material respects and present fairly the financial position of Licensee as of the respective date of the balance sheets and the results of operations for the respective periods covered.

  8. Term.

  The initial term of this Agreement shall commence as of the date hereof and shall terminate on December 31, 2000 (the "Initial Term"). In addition, Licensee and Licensor shall have the respective option rights relating to the term set forth in Schedule C to this Agreement. It is expressly understood that only the company (which may be Licensee) whose licensed term covers the period subsequent to the expiration of this Agreement shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of this Agreement, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the termination of this Agreement. Without limiting the generality of the foregoing, in the event the term hereof is not renewed or extended, the last season for which Licensee shall be entitled to receive designs and, during the term hereof, to manufacture and sell Licensed Products shall be the Cruise/Holiday season of the final year of either the Initial Term or the relevant Renewal Term (the "Final Season"), and Licensor shall be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale Licensed Products commencing with the season immediately following the Final Season.

  9. Default; Change of Control.

  9.1. Each of the following shall constitute an event of default ("Event of Default") hereunder:

    (i) Any installment of royalty payments is not paid when due and such default continues for more than fifteen (15) days after written notice thereof to Licensee;

    (ii) Licensee shall fail to timely present for sale to the trade a broadly representative and fair collection of each seasonal collection of Licensed Products designed by the Design Partnership under the Design Agreement or Licensee shall fail to timely ship to its customers a material portion of the orders of Licensed Products it has accepted, and in either case such failure results in material injury to Licensee's or Licensor's reputation or causes reasonable uncertainty regarding Licensee's ability to timely fulfill its obligations in the future;

    (iii) Licensee defaults in performing any of the other terms of this Agreement and continues in such default for a period of thirty (30) days after written notice thereof (unless the default cannot be cured within such thirty (30) day period and Licensee shall have in good faith advised Licensor that it has commenced to cure the default and thereafter diligently cures such default within an additional forty-five (45) day period);

    (iv) If Licensee shall knowingly use the Trademark in an unauthorized or improper manner and/or if Licensee shall knowingly make an unauthorized disclosure of confidential information or materials given or loaned to Licensee by Licensor and/or the Design Partnership;

    (v) Licensee institutes proceedings seeking relief under a bankruptcy act or any similar law, or consents to entry of any order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition for or consent or answer consenting to reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of it or of any substantial part of its property, or a proceeding seeking such an appointment shall have been commenced without Licensee's consent and shall continue undismissed for sixty (60) days or an order providing for such an appointment shall have been entered, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due or fails to pay its debts as they become due, or takes any action in furtherance of the foregoing;

    (vi) Licensee transfers or agrees to transfer substantially all of its property (other than as permitted in paragraph 17.4 hereof);

    (vii) The voluntary calling of a meeting of creditors, or the voluntary or involuntary appointment of a committee of creditors or liquidating agents, or offering a composition or extension to creditors by, for or of Licensee;

    (viii) There shall be a change in control of Licensee other than as permitted in paragraph 17.4 hereof or Licensee shall dissolve liquidate or wind-up its business;

    (ix) An event of default occurs under the Design, or any other license agreement entered into between Licensor and Licensee or design agreement between Licensee and the Design Partnership;

    (x) Licensee shall fail to timely comply with the terms of paragraph 4 of Schedule C to this Agreement.

  9.2. If any Event of Default described in paragraphs 9.1(i),(ii),(iii),(iv),
(viii),(ix), or (x) shall occur, Licensor shall have the right, exercisable in its sole discretion, to terminate this Agreement and the License upon ten
(10) days' written notice to Licensee of its intention to do so, and upon the expiration of such ten (10) day period, this Agreement and the License shall terminate and come to an end. If the Event of Default described in paragraphs
9.1 (v),(vi) or (vii) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to Licensee. This Agreement will terminate automatically upon the expiration or termination for any reason whatsoever of the Design Agreement. Any termination of this Agreement shall be without prejudice to any remedy of Licensor for the recovery of any monies then due it under this Agreement or in respect to any antecedent breach of this Agreement, and without prejudice to any other right of Licensor including, without limitation, damages for breach to the extent that the same may be recoverable and Licensee agrees to reimburse Licensor for any reasonable costs and expenses (including attorneys' fees) incurred by Licensor in enforcing its rights hereunder. No assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue the performance of this Agreement.

  10. Disposal of Stock Upon Termination or Expiration.

  10.1. Within ten (10) days following the termination of this Agreement for any reason whatsoever including the expiration of the term hereof, and on the last day of each month during the disposal period set forth in paragraph 10.2 hereof, Licensee shall furnish to Licensor a certificate of Licensee listing its inventories of Licensed Products (which defined term for purposes of this paragraph 10.1 shall include finished Licensed Products and all fabrics, trim, and packaging used in the manufacture and marketing of Licensed Products and bearing the Trademark) on hand or in process wherever situated. Licensor shall have the right to conduct a physical inventory of Licensed Products in Licensee's possession or under Licensee's control. Licensor or Licensor's designee shall have the option to purchase from Licensee all or any part of

Licensee's then existing inventory of Licensed Products; provided, however, that if (i) Licensee has exercised its option for a Third Renewal Term but has not exercised its Extension Option (all as set forth in Schedule C hereto) I and (ii) upon the expiration of the Third Renewal Term Licensor does not offer Licensee the right to extend the term of this Agreement, then Licensor shall have the obligation to purchase all of Licensee's then existing inventories of Licensed Products upon the expiration of the Third Renewal Term. Any purchase by Licensor of Licensee's inventory of Licensed Products pursuant to this paragraph 10 shall be upon the following terms and conditions:

    (i) If the purchase is taking place at Licensor's option, Licensor shall notify Licensee of its or its designee's intention to exercise the foregoing option within thirty (30) days of delivery of the certificate referred to above and shall specify the items of Licensed Products to be purchased.
Prior to and during such period of thirty (30) days Licensee shall be entitled to continue distribution in the ordinary course subject to paragraph 10.2 hereof;

    (ii) The price for Licensed Products manufactured by or on behalf of Licensee on hand or in process shall be the lower of: (a) the fair market value of the inventory to be purchased or (b) Licensee's standard cost
(the actual manufacturing cost) for each such Licensed Product. The "cost" for all Licensed Products which are not manufactured by Licensee shall be Licensee's landed costs therefor. Landed costs for the purposes hereof means the F.O.B. price of the Licensed Products together with customs, duties, brokerage charges, freight and insurance.

    (iii) Licensee shall ship the Licensed Products to be purchased by Licensor in "as is" condition within fifteen (15) days of receipt of the notice referred to in clause (i) above (other than those products sold and shipped between the date Licensee delivered the certificate of its inventories and the date it received such notice from Licensor). Payment of the purchase price for the Licensed Products so purchased by and shipped to Licensor or its designee shall be payable upon shipment thereof; provided, that Licensor shall be entitled to deduct from such purchase price any amounts owed by Licensee to Licensor, the Design Partnership or their respective affiliates (and/or to direct payment of any part of such merchandise to any supplier of Licensed Products in order to reduce an outstanding balance due to such supplier from Licensee). Licensor shall be responsible for the cost of freight for shipment of the products to Licensor from Licensee's warehouse facility in the United States of America.

  10.2. In the event that Licensee, pursuant to paragraph 10.1 hereof, Licensee timely provides the certificate of inventory and Licensor chooses not to exercise its option with respect to all or any portion of Licensed Products, for a period of ninety (90) days after termination of this Agreement for any reason whatsoever, except on account of breach of the provisions of paragraph 3, 4 or 6 hereof, Licensee may dispose of Licensed Products which are on hand or in the process of being manufactured at the time of termination of this Agreement, provided that (i) Licensee fully complies with the provisions of this Agreement, including specifically those contained in paragraphs 3, 4 and 6 hereof in connection with such disposal, and (ii) said disposal with respect to each shipment of Licensed Products received by Licensee takes place within sixty (60) days after such shipment is received; provided, however, that Licensee shall have no disposal rights with respect to any Licensed Products it may receive more than 120 days after the expiration or termination of this Agreement.

  10.3. Notwithstanding anything to the contrary contained herein, in the event that upon the expiration or termination of the term hereof for any reason Licensee has not rendered to Licensor all accounting statements then due, and paid (i) all royalties and other amounts then due to Licensor,
(ii) all compensation then due to the Design Partnership under the Design Agreement and (iii) all amounts then due to any affiliate of or supplier to Licensor or its affiliates (collectively, "Payments"), Licensee shall have no right whatsoever to dispose of any inventory of Licensed Products in any manner. In addition, if during any disposal period Licensee fails timely to render any accounting statements, or certificates of inventory required pursuant to paragraph 10.1 hereof, or to make all Payments when due, Licensee's disposal rights hereunder shall immediately terminate without notice.

  11. Effect of Termination.

  11.1. It is understood and agreed that except for the License to use the Trademark only as specifically provided for in this Agreement, Licensee shall have no right, title or interest in or to the Trademark. Upon and after the termination of this License, all rights granted to Licensee hereunder, together with any interest in and to the Trademark which Licensee may acquire, shall forthwith and without further act or instrument be assigned to and revert to Licensor. In addition, Licensee will execute any instruments requested by Licensor which are necessary to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. Licensor shall thereafter be free to license to others the right to use the Trademark in connection with the manufacture and sale of the Licensed
Products covered hereby, and Licensee will refrain from further use of the Trademark or any further reference to them, direct or indirect, or any other trademark, trade name or logo that is confusingly similar to the Trademark, or associated with the Trademark in any way, in connection with the manufacture, sale or distribution of Licensee's products, except as specifically provided in paragraph 10 hereof. It is expressly understood that under no circumstances shall Licensee be entitled, directly or indirectly, to any form of compensation or indemnity from Licensor, the Design Partnership or their affiliates, as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Licensee hereby waives any claim which it has or which it may have in the future against Licensor, the Design Partnership or their affiliates, arising from any alleged goodwill created by Licensee for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

  11.2. Licensee acknowledges and admits that there would be no adequate remedy at law for its failure (except as otherwise provided in paragraph 10 hereof) to cease the manufacture or sale of the Licensed Products covered by this Agreement at the termination of the License, and Licensee agrees that in the event of such failure Licensor shall be entitled to equitable relief by the way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper.

  12. Showroom.

  Licensee agrees to establish a separate showroom for the presentation and sale of the Licensed Products and to maintain, operate, decorate and staff the showroom in a manner consistent with that of the showrooms established for the presentation and sale of Licensor's other products and with the price structure of the Licensed Products. Licensor shall have a right of approval with respect to the location, design, layout and decoration of the showroom and all expenses incurred with respect to the design, construction, operation and maintenance of such showroom shall be borne by Licensee. Licensor and Licensee shall mutually agree to a budget for the construction of such showroom. Licensee shall admit Licensor's employees to its showroom and shall sell to such employees for their personal use (and not for resale) such Licensed Products as any such employee may reasonably request, at prices equal to the regular wholesale price less a discount equal to not less than thirty percent (30%) of such regular wholesale price.

  13. Indemnity.

  13.1. Licensor shall indemnify and hold harmless Licensee and its affiliates, permitted assignees, directors, officers, agents and employees, from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto) ("Claims") which Licensee is or becomes liable for, or may incur solely by reason of its use within the Territory, in strict accordance with the terms and conditions of this Agreement and the Design Agreement, of the Trademark or the designs furnished to Licensee by Licensor or the Design Partnership, to the extent that any such Claims arise through infringement of another's design patent, trademark, copyright or other proprietary rights; provided, however, that Licensee gives Licensor prompt notice of, and full cooperation in the defense against, all such Claims. If any action or proceeding shall be brought or asserted against Licensee in respect of which indemnity may be sought from Licensor under this paragraph 13.1, Licensee shall promptly notify Licensor thereof in writing, and Licensor shall assume and direct the defense thereof. Licensee may thereafter, at its own expense, be represented by its own counsel in such action or proceeding.

  13.2. To the extent not inconsistent with paragraph 13.1 hereof, Licensee shall indemnify and save and hold Licensor, the Design Partnership, Polo
Ralph Lauren Corporation and Ralph Lauren, individually, and their assignees, directors, officers, agents and employees, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including Licensee's use of Licensee's own designs, in connection with Licensed Products manufactured by or on behalf of Licensee or otherwise in connection with Licensee's business. If any action or proceeding shall be brought or asserted against Licensor in respect of which indemnity may be sought from Licensee under this paragraph 13.2, Licensor shall promptly notify Licensee thereof in writing, and Licensee shall assume and direct the defense thereof. Licensor may thereafter, at its own expense, be represented by its own counsel in such action or proceeding.

  14. Insurance.

  Licensee shall carry product liability insurance with limits of liability in the minimum amount, in addition to defense costs, of $3,000,000 per occurrence and $3,000,000 per person and

Licensor, the Design Partnership, Polo Ralph Lauren Corporation and Ralph Lauren, individually, shall be named therein as insureds, as their interests may appear. The maximum deductible with respect to such insurance shall be $100,000. Licensee shall, promptly after the signing of this Agreement, deliver to Licensor a certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability and providing that the policy may not be canceled or amended without at least thirty (30) days prior written notice to Licensor, the Design Partnership, Polo Ralph Lauren Corporation and Ralph Lauren, individually.

  15. Disclosure.

  15.1. Licensor and Licensee, and their affiliates, employees, attorneys, accountants and bankers shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Each of Licensee and Licensor shall take all reasonable precautions to protect the secrecy of the material used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale, and Licensee shall not sell any merchandise employing or adapted from any of said designs sketches, artwork, logos, and other materials or their use except under the Trademark.

  15.2. Licensee agrees that all press releases and other public announcements related to Licensee's operations hereunder, shall be subject to approval by Licensor, and that each request for a statement, release or other inquiry shall be sent in writing to the advertising/publicity director of Licensor for response.

  16. Key Personnel.

  16.1. At all times during the term hereof, Licensee shall employ a divisional President, approved in advance by Licensor, whose sole responsibility shall be to manage all of Licensee's operations pursuant to this Agreement. Such individual shall report to the President of Licensee.

  16.2. At all times during the term hereof, Licensee shall employ a Design Director, approved in advance by Licensor, those sole responsibility shall be to work with Licensor and the Design Partnership on the creation and implementation of designs for the Licensed Products and related activities under this Agreement.

  17. Miscellaneous.

  17.1. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent
(i) on the date when such notice, request, consent or communication is personally delivered or (ii) five (5) days after the same was sent, if sent by certified or registered mail, return receipt requested, or (iii) two (2) days after the same was sent, if sent by overnight courier delivery or confirmed telecopier, as follows:

    (a) if to Licensee, addressed as follows:

                       Sun Apparel, Inc.
                       11201 Armour Drive
                       El Paso, Texas 79935
                       Attention: Mr. Miles Rubin
                       Telecopier: 915.592.1343

         with a copy to:

                       Sun Apparel, Inc.
                       111 West 40th Street
                       New York, New York 10018
                       Attention: Mr. Eric Rothfeld
                       Telecopier: 212.391.2780

    (b) if to Licensor, addressed as follows:

                       Polo Ralph Lauren, L.P.
                       650 Madison Avenue
                       New York, New York 10022
                       Attention: Vice Chairman
                       Telecopier: 212.318.7186

         with a copy to:

                       Victor Cohen, Esq.
                       Eighth Floor
                       650 Madison Avenue
                       New York, New York 10022
                       Telecopier: 212.318.7183

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

  17.2. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and no party hereto shall have any power to obligate or bind any other party hereto in any manner whatsoever, except as otherwise provided for herein.

  17.3. None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged or, in the case of the Licensee, its chairman or president. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation, other than the parties hereto and the Design Partnership (and, to the extent set forth in paragraphs 13.1 and 13.2 hereof, Polo Ralph Lauren Corporation and Ralph Lauren, individually), shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

  17.4. (a) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Licensor may assign all or any portion of the royalties payable to Licensor hereunder, as designated by Licensor, and in addition, Licensor may assign all of its rights, duties and obligations hereunder to any entity to which the Trademark, or the right to use the Trademark, has been transferred, or to an affiliate of any such entity. The rights granted to Licensee hereunder are unique and personal in nature, and neither this Agreement nor the License may be assigned by Licensee without Licensor's prior written consent, which may be withheld in Licensor's sole discretion. Notwithstanding anything to the contrary contained in the prior sentence, Licensee may assign all of its rights, duties, and obligations hereunder to any affiliated entity, provided
(i) such entity shall agree to be bound by the terms and provisions hereof, including, without limitation, the right of Licensor to approve or reject any successor to the individuals appointed by Licensee and approved by Licensor pursuant to paragraphs 16.1 and 16.2 hereof; (ii)[intentionally left blank](iii) such entity shall have the financial capacity to perform the obligations of Licensee hereunder and the assignment shall not be effectuated to avoid any provision of this Agreement; and (iv) such assignment shall not relieve Licensee of its duties and obligations hereunder. Licensee shall reimburse Licensor for all reasonable costs and expenses (including attorney's fees) incurred by Licensor in connection with such assignment and Licensee shall give reasonable prior written notice to Licensor of its intent to make such an assignment, setting forth in its notice the name and address of such assignee, a description of its capitalization, and the names and addresses of its stockholders, directors, and officers, partners, and/or managers, as the case may be. Any event or change of control of Licensee such that clause (ii) of this paragraph 17.4(a) is no longer true with respect to Licensee (or any entity to which this Agreement is assigned) shall be considered an assignment in violation of this Agreement; provided, however, that a "change in control of the Licensee" shall be deemed not to have occurred as aforesaid if an applicable change in ownership is the result of (x) public offerings or sales to underwriters of capital stock in anticipation thereof by Licensee or any successor thereto or (y) any acquisition of Licensee through merger, purchase of assets or otherwise effected in whole or in part by issuance or reissuance of shares of capital stock, if clause (ii) of this paragraph 17.4(a) is true with respect to the surviving or controlling entity. Licensee agrees that it will not effectuate an initial public offering of its securities without Licensor's prior consent if Licensee's primary business (i.e., more than fifty (50%) percent of Licensee's sales or more than sixty-five (65%) percent of Licensee's net profits before taxes, in each case determined by Licensee's independent auditors for the latest fiscal year of Licensee preceding such offering) relates to Licensee's operations pursuant to this Agreement. Except as expressly permitted pursuant to this paragraph 17.4(a), any attempt by Licensee to transfer any of its rights or obligations under this Agreement, whether by assignment, sublicense or otherwise, without having received the prior written consent of Licensor, shall constitute an Event of Default, but shall otherwise be null and void.

    (b) Licensee may employ subcontractors with the prior approval of Licensor for the manufacture of the Licensed Products. Prior to each season Licensee shall advise Licensor of the names and addresses of the subcontractors it intends to use and the products each such subcontractor will be manufacturing. Licensor shall promptly advise Licensee if it withholds its approval to the use of any such subcontractor by Licensee but, irrespective of the grant of approval by Licensor, (i) the supervision of production of Licensed Products shall remain under the control of Licensee, (ii) Licensee shall maintain appropriate quality controls, (iii) such subcontractors shall comply with the quality and other requirements of Licensor consistent with the terms of this Agreement, including, but not limited to, the execution by subcontractor of the Trademark and Design Protection Agreement attached hereto as Schedule D and made a part hereof.

  17.5. Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Licensee contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that Licensor may have approved such item or conduct. Licensee shall advise Licensor in the event any Final Prototype (as defined in the Design Agreement) does not comply with any such law, rule, regulation or requirement.

  17.6. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

  17.7. The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the Southern District of New York and of any of the courts of the State of New York located within the Southern District in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered as provided in paragraph 17.1 hereof. Notwithstanding anything to the contrary set forth herein, neither Polo Ralph Lauren Corporation nor any other general or limited partner of Licensor shall be liable for any claim based on, arising out of, or otherwise in respect of, this Agreement, and Licensee shall not have nor claim to have any recourse for any such claim against any general or limited partner of Licensor.

  17.8. In the event either party hereto is delayed or hindered in or prevented from the performance of any act required hereunder by reason of war, revolution, insurrection, civil disorder, fire, flood, accident, explosion, strikes, embargo, prohibition or substantial limitation on import or export of (or unavailability from any source of) product or raw materials, governmental orders or regulations or any other similar cause which is beyond the control of such party hereto, the performance of such act shall be excused for the period during which the cause of failure of performance exists provided (i) such period shall in any event not extend beyond six (6) months and shall not affect the running of the term of this Agreement; (ii) that no such event shall excuse performance of a payment or other financial obligation hereunder; and (iii) the excused party shall promptly notify the other in writing advising of the cause for delay.

  17.9. The provisions hereof are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

  17.10. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party acknowledges and represents to the other that this Agreement has been reviewed by its counsel and the provisions hereof shall be construed without regard to which party prepared this Agreement.

  17.11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.

                        POLO RALPH LAUREN, L.P.
                        By: Polo Ralph Lauren Corporation,
                            General Partner

                        By: /s/ Michael Newman


                        SUN APPAREL, INC.

                        By: /s/ Eric Rothfeld

                                                              Schedule A

                           LICENSED PRODUCTS

The term "Licensed Products" shall mean a men's jeans collection comprised of the following products: (i) jean pants, jean jackets, jean shorts and jean vests, (ii) coordinated outerwear, casual pants and shorts, t-shirts, woven and knit shirts, sweaters, and hats and caps and (iii) such additional men's products as may be designated by written agreement of Licensor and Licensee, in all cases bearing the Trademark.

A women's jeans collection comprised of the following products: (i) jean pants, jean jackets, jean shorts and jean vests, (ii) coordinated outerwear, casual pants and shorts, t-shirts, woven and knit shirts, sweaters, hats and caps, denim dresses and skirts, and solid chanbray dresses and skirts, and (iii) such additional women's products as may be designated by written agreement of Licensor and Licensee, in all cases (a) bearing the Trademark and (b) offered as part of a women's jeans collection and not as individual or groups of items of "better" or "bridge" apparel. Without limiting the generality of the foregoing, not less than fifty percent (50%) of the SKUs of Licensed Products offered each season shall be made substantially of denim, and Licensee shall strive to achieve a retail presentation which is focused predominantly on the denim portion of the line.



                                                              Schedule B

                               TRADEMARK

POLO JEANS COMPANY BY RALPH LAUREN

POLO JEANS CO. BY RALPH LAUREN

POLO JEANS COMPANY RALPH LAUREN

POLO JEANS CO. RALPH LAUREN

Logos associated with the Trademark shall be added to this Schedule B as approved by Licensor.

Licensor will apply to register the Trademark in at least one of the forms in which it is finally adopted.

                                                              Schedule C

                    LICENSOR AND LICENSEE OPTIONS
           RELATING TO THE TERM OF THIS LICENSE AGREEMENT

  As set forth in paragraph 8 of this Agreement, this Schedule C to this Agreement sets forth the respective rights and obligations of Licensor and Licensee with respect to the extension of the term of this Agreement beyond the Initial Term.

  1. Additional Definitions. The following words and phrases, unless the context otherwise requires shall have the following meanings:

  "Business" shall mean the entire business and assets which shall be owned and operated by Licensee with respect to the design, manufacture, advertising, promotion and sale of Licensed Products pursuant to the terms of this Agreement, including but not limited to the following:

    (a) All of the rights which Licensee has under this Agreement, including but not limited to the License;

    (b) Accounts receivable;

    (c) Inventory;

    (d) Furniture, fixtures, tools and equipment;

    (e) Expendables, including but not limited to office supplies, sales slips and other sales materials, bags and packaging materials, brochures, fliers and other advertising and promotional materials and copy;

    (f) Prepaid fees, dues or subscriptions and prepaid compensation;

    (g) All other assets relating to the design, manufacture, advertising, promotion and sale of Licensed Products pursuant to the terms of this Agreement, including without limitation all customer, mailing, telephone and marketing lists, vendor warranties and other business records;

    (h) Goodwill and other intangible rights, whether acquired from Licensor or from others (but excluding any value for the License in excess of the present value of the projected sales, earnings and cash flow relevant to the Going Concern value of the Business assuming the continuation of the License through December

31, 2030).

The Business shall also include all of the debts, liabilities, obligations or claims owed by or due from Licensee incurred in the ordinary course and which are necessary in connection with the Business, existing on the Closing Date (as hereinafter defined) or arising thereafter with respect to events occurring prior to the Closing Date, including but not limited to the following:

    (a) Trade and other accounts payable;

    (b) Accrued expenses, including but not limited to accrued rent., accrued compensation, pension plan liability, bonuses, retirement pay and other fees and costs;

Liabilities included in the Business shall not include indebtedness to individuals, banks or financial institutions (whether long- or short-term) incurred other than in the ordinary course of Licensee's business hereunder, guarantees of third-party obligations incurred other than in the ordinary course of Licensee's business hereunder, any taxes owing or accrued prior to the Closing Date incurred other than in the ordinary course of Licensee's business hereunder or litigation claims. All of the liabilities included in the Business and disclosed in writing to Licensor (but not those not so included and disclosed) are hereinafter referred to as the "Liabilities." Licensee will be required to supply Licensor with a schedule of Liabilities within ten (10) days of receipt of a notice from Licensor that it is exercising the Buyout Option.

  "Purchase Price" shall mean an amount equal to eighty percent (80%) of the fair value of the Business as a going concern as it exists on the Closing Date ("Going Concern"), determined as set forth below.

  The fair value of the Business as a Going Concern shall be determined in the following manner:

    (a) Each of Licensor and Licensee shall, within ten (10) days after Licensor gives notice that it intends to exercise the Buyout Option, select a reputable investment banker having a national reputation and experienced in evaluating businesses as going concerns in connection with public and private financings, mergers and acquisitions and in representing companies engaged in national apparel manufacturing and sales businesses in such transactions;

    (b) Each such investment banker shall evaluate the Business as a going concern, assuming the License is to continue

        ("Going Concern") taking into account all factors which it considers relevant to such an evaluation, including but not limited to the following:

        (i) Historical and projected sales and earnings;

        (ii) Historical and projected cash flow;

        (iii) The book value of the assets of the Business;

        (iv) The value of the assets of the Business on a Going Concern basis;

        (v) Multiples of sales and/or earnings used in evaluating companies engaged in similar businesses for purposes of public or private financings or for sale, acquisition or merger;

        (vi) Relevant financial ratios, including but not limited to debt-equity ratios, current ratios and return on investment;

        (vii) Known business and economic risks and  contingencies.

        (viii) Liabilities to be assumed or not to be assumed.

  In evaluating the Business the investment bankers shall not ascribe any value over and above the Going Concern value of the Business to the License assuming the continuation of the License through December 31, 2030. No evaluation by an investment banker shall occur until Licensor shall have received from Licensee a schedule of Liabilities and shall have confirmed its undertaking to proceed with the purchase of the Business.

    (c) Such investment bankers shall, within sixty (60) days after their selection, attempt to agree as to the fair value of the Business as a Going Concern on the Closing Date. Licensee shall make its books, records, facilities and such other materials as may be necessary or desirable in connection with such evaluation available to such investment bankers for such purposes. In conducting their evaluation, such investment bankers shall exercise such reasonable judgment and apply such standards as are customary in the investment banking profession, recognizing that it is the desire of the parties hereto to reach an accommodation with the least cost, effort and time necessary.

    (d) If such investment bankers are unable to so agree within such sixty (60) day period, then they shall, within fifteen (15) days after the expiration of such sixty (60) day period, mutually appoint a third investment banker of comparable stature and experience and each shall submit to such third investment banker their respective analysis and conclusions as to the fair value of the Business as a Going Concern. Within 30 days after such third investment banker is provided with such material, such third investment banker shall, based upon its own evaluation (following the standards set forth herein) as well as the analysis and conclusions of the other investment bankers, select one or the other of their evaluations, which evaluation shall thereafter be deemed to be the fair value of the Business as a Going Concern. Each of Licensor and Licensee shall be responsible for the costs associated with the evaluation by the investment banker it selects, and Licensor and Licensee shall share equally the costs associated with the evaluation of a third investment banker, if necessary.

  Eighty Percent (80%) of the fair value of the Business as a Going Concern as determined pursuant to clauses (c) or (d) of this definition on the Closing Date shall constitute the Purchase Price and shall be final and binding on the parties hereto for the purposes of this Agreement.

  2. Licensee Renewal Options.

    a. Provided no Event of Default shall have occurred which is not timely cured or waived, and Licensee has achieved the First Minimum Renewal Volume (hereinafter defined) for the period January 1, 1999 to December 31, 1999, Licensee shall have the option, upon providing notice to Licensor on or before March 31, 2000, to renew this Agreement for an additional five (5) year period (the "First Renewal Term") so as to expire on December 31, 2005, on the terms and conditions set forth herein. The minimum aggregate Net Sales Price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 1999 to December 31, 1999 (the "First Minimum Renewal Volume") in order to be entitled to renew this Agreement for the First Renewal Term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].

    b. Provided no Event of Default shall have occurred which is not timely cured or waived, and Licensee has achieved the Second Minimum Renewal Volume (hereinafter defined) for the period January 1, 2004 to December 31, 2004, Licensee shall have the option, upon providing notice to Licensor on or before March 31, 2005, to renew this Agreement for an additional five (5) year period (the "Second Renewal Term") so as to expire on December 31, 2010, on the terms and conditions set forth herein. The minimum aggregate Net Sales Price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2004 to

December 31, 2004 (the "Second Minimum Renewal Volume") in order to be entitled to renew this Agreement for the Second Renewal Term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].

    c. Subject to Licensor's Buyout Option as set forth in paragraph 4 of this Schedule C, provided (i) no Event of Default shall have occurred which is not timely cured or waived and (ii) Licensee has achieved the Third Minimum Renewal Volume (hereinafter defined) for the period January 1, 2009 to December 31, 2009, Licensee shall have the option (in addition to the Extension option set forth in paragraph 3 of this Schedule C), upon providing notice to Licensor on or before March 31, 2010, to renew this Agreement for an additional five (5) year period (the "Third Renewal Term") so as to expire on December 31, 2015, on the terms and conditions set forth herein; provided, however, that if Licensee does not exercise the Extension Option, Licensee shall have no right to renew the term of this Agreement beyond the Third Renewal Term. The minimum aggregate Net Sales Price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2009 to December 31, 2009 (the "Third Minimum Renewal Volume") in order to be entitled to renew this Agreement for the Third Renewal Term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].

    d. Provided (i) no Event of Default shall have occurred which is not timely cured or waived, (ii) Licensee timely exercised its Extension Option as set forth in paragraph 3 of this Schedule C, and (iii) Licensee has achieved the Fourth Minimum Renewal Volume (hereinafter defined) for the period January 1, 2014 to December 31, 2014, Licensee shall have the option, upon providing notice to Licensor on or before March 31, 2015, to renew this Agreement for an additional five (5) year period (the "Fourth Renewal Term") so as to expire on December 31, 2020, on the terms and conditions set forth herein. The minimum aggregate Net Sales Price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2014 to December 31, 2014 (the "Fourth Minimum Renewal Volume") in order to be entitled to renew this Agreement for the Fourth Renewal Term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].

    e. Provided (i) no Event of Default shall have occurred which is not timely cured or waived, (ii) Licensee timely exercised its Extension Option and (iii) Licensee -has achieved the Fifth Minimum Renewal Volume (hereinafter defined) for the period January 1, 2019 to December 31, 2019, Licensee shall have the option, upon providing notice to Licensor on or before March 31, 2020, to renew this Agreement for an additional five (5) year period (the "Fifth Renewal Term") so as to expire on December 31, 2025, on the terms and conditions set forth herein. The minimum aggregate Net Sales

Price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2019 to December 31, 2019 (the "Fifth Minimum Renewal Volume") in order to be entitled to renew this Agreement for the Fifth Renewal Term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].

    f. Provided (i) no Event of Default shall have occurred which is not timely cured or waived, (ii) Licensee timely exercised its Extension Option and (iii) Licensee has achieved the Sixth Minimum Renewal Volume (hereinafter defined) for the period January 1, 2024 to December 31, 2024, Licensee shall have the option, upon providing notice to Licensor on or before March 31, 2025, to renew this Agreement for an additional five (5) year period (the "Sixth Renewal Term") so as to expire on December 31, 2030, on the terms and conditions set forth herein, except that Licensee shall have no further right of renewal. The minimum aggregate Net Sales Price which Licensee must achieve in connection with sales of Licensed Products during the period from January 1, 2024 to December 31, 2024 (the "Fifth Minimum Renewal Volume") in order to be entitled to renew this Agreement for the Sixth Renewal Term as hereinabove provided shall be [OMITTED; MATERIAL FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION].

    g. As a condition to Licensee"s right to exercise each renewal option under this paragraph 2, Licensee must, in each notice to Licensor that any renewal option is being exercised, certify to Licensor that Licensee is not in material default under its loan agreements with its principal lender(s).

  3. Licensee's Extension Option. Subject to Licensor's Buyout Option as set forth in paragraph 4 of this Schedule C, if (i) no Event of Default shall have occurred and not been cured or waived and (ii) Licensee has achieved the Third Minimum Renewal Volume, Licensee shall have the option to acquire the options set forth in paragraphs 2(d) through 2(f) of this Schedule C (the "Extension Option"). Licensee must give Licensor notice that it is exercising the Extension Option in the same notice by which it gives Licensor notice that Licensee is exercising its option to extend this Agreement f or the Third Renewal Term, which notice must be given on or before March 31, 2010. If Licensee does not, on or before March 31, 2010, give Licensor notice that is exercising its option to extend this Agreement for the Third Renewal Term, with or without exercising the Extension Option, the term of this Agreement and the Design Agreement shall expire on December 31, 2010, and the provisions of paragraphs 10 and 11 of this Agreement shall apply. If Licensee does exercise the Extension Option, in consideration of the additional rights it acquires thereby Licensee shall pay Licensor the Extension Option Price, as hereinafter defined, on December 31, 2010 (the "Closing Date"). At Licensee's option subject to the last sentence of clause (b) below, the "Extension

Option Price" shall be either:

  a. Twenty-Five Million Dollars ($25,000,000), payable by wire transfer, certified or bank check on the Closing Date; or

  b. A twenty percent (20%) equity interest in the Business. The term "twenty percent (20%) equity interest in the Business" shall mean, if at the time the Extension Option is exercised the Business is conducted in the form of a corporation engaged solely in the conduct of the Business, twenty percent (20%) of the issued and outstanding equity and voting shares of such corporation, on a fully-diluted basis. In such event, Licensee shall deliver to Licensor on the Closing Date stock certificates representing such shares, free and clear of all liens and encumbrances, with all necessary stock transfer tax stamps attached, accompanied by stock powers duly executed in blank, and otherwise in form acceptable for transfer on the books of such corporation. If at the time the Extension Option is exercised the Business is conducted in any form other than as a corporation engaged solely in the conduct of the Business, the term "twenty percent (20%) equity interest in the Business" shall mean, and Licensee shall deliver in a form reasonably acceptable to Licensor on the Closing Date, such other consideration (by way of example, shares of a parent corporation, shares of a limited partnership, etc.) ("Alternate Equity Interest") as the parties may mutually agree, within thirty (30) days after Licensee gives notice that it is exercising the Extension Option and intends to convey a twenty percent (20%) equity interest in the Business, as represents the equivalent of twenty percent (20%) of the issued and outstanding voting shares of a corporation engaged solely in the conduct of the Business. If the parties do not timely agree on an Alternate Equity Interest, the Extension Option Price shall be the amount set forth in clause (a) of this paragraph 3.

  4. Licensor's Buyout Option. Notwithstanding anything to the contrary contained herein, Licensor shall have the option, by giving written notice to Licensee on or before June 1, 2010 and regardless of whether Licensee has given notice that it intends to exercise the Extension Option or the option to renew for the Third Renewal Term, to purchase the Business from Licensee (the "Buyout Option"). If Licensor exercises the Buyout Option, Licensee shall have no further rights or obligations with respect to the Extension Option. The Buyout Option shall be in addition to and shall not alter or affect Licensor's rights to terminate this Agreement as a result of any Event of Default, as otherwise provided in this Agreement. If Licensor gives notice that it will exercise the Buyout Option, Licensor (or its designee) shall purchase and Licensee shall sell the Business for the Purchase Price including assumption of the Liabilities. The closing date for the purchase and sale of the Business shall be December 31, 2010 (or the last business day of the year 2010 if prior thereto) (the "Closing Date"), it being mutually agreed by Licensor and Licensee that time shall be of the essence. On the Closing Date, Licensor shall deliver the Purchase Price to Licensee by wire transfer or a certified or bank cashier's check, together with such instruments of assumption of the Liabilities as counsel to the parties shall mutually agree are appropriate to cause the Liabilities to be assumed by Licensor (or its designee), and Licensee shall deliver to Licensor such instruments of transfer as counsel to the parties shall mutually agree are appropriate to effect the purchase and sale of the Business and to give Licensor (or its designee) good title to all of the assets of the Business, free and clear of all liens and encumbrances.

  5. Good Faith Obligation; Dispute Resolution; Indemnification. Licensor and Licensee shall act in good faith to consummate the transactions contemplated by either the Extension Option or the Buyout Option, if either such option is exercised, while minimizing any negative tax implications to either party. Any dispute arising out of either party's exercise of such option shall be submitted to binding arbitration pursuant to the rules of the American Arbitration Association. If the Buyout Option is exercised, Licensee shall indemnify and save and hold Licensor, the Design Partnership, Polo Ralph
Lauren Corporation and Ralph Lauren, individually, and their assignees, directors, officers, servants, agents and employees, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses) arising out of or relating to the conduct of the Business up to and including the Closing Date (other than with respect to the disclosed Liabilities assumed), and Licensor shall indemnify and save and hold Licensee and its assignees, directors, officers, servants, agents and employees, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees) arising out of the conduct of the Business after the Closing Date.

  6. Closing Procedures. In the event Licensee exercises the Extension Option and is conveying a twenty percent (20%) equity interest in the Business pursuant to paragraph 3(b) of this Schedule C, or in the event Licensor exercises the Buyout Option, at the closing on the Closing Date Licensee shall deliver to Licensor an absolute assignment of the relevant instruments of transfer and shall represent and warrant that as of the closing Date:

    (a) that the shares of Licensee or the Alternate Equity
        Interest is owned by the Licensee free and clear of all pledges, security interests, liens, charges, encumbrances and claims of any nature whatsoever, except any encumbrances otherwise agreed to in writing by Licensor;

    (b) that Licensee has the full and complete right, power and authority to make the assignment and that such assignment does not violate any agreement or government order;

    (c) that no litigation exists or threat of litigation has been made with respect to the Business that has not been disclosed in writing to Licensor; and

    (d) that all financial information and materials delivered by Licensee in connection with any calculation of the Purchase Price or the Alternate Equity Interest were true and correct as of the date made.

Licensee shall further deliver a letter from seller's counsel reasonably satisfactory to Licensor which contains such legal opinions as are customarily given in connection with the sale of a business such as the Business and subject to standard limitations and qualifications thereto.

Exhibit 10.54.

                                               (Polo Jeans Company - Design)

  DESIGN SERVICES AGREEMENT dated as of August 1, 1995, by and between Polo Ralph Lauren Enterprises, L.P. (the "Design Partnership"), a Delaware limited partnership with a place of business at 650 Madison Avenue, New York, New York 10022 and Sun Apparel, Inc. (the "Company") a Texas corporation with a place of business at 11201 Armour Drive, El Paso, Texas 79935.

  Ralph Lauren ("Lauren") is an internationally famous designer who has been twice inducted into the Coty Hall of Fame for his design of men's and women's fashions, is the recipient of the CFDA Lifetime Achievement Award, and is a creator of original designs for cosmetics, jewelry, home furnishings and other products.

  Polo Ralph Lauren, L.P., a Delaware limited partnership ("Polo"), holds the right and interest in and to certain trademarks and trade names, as same may be used in connection with the manufacture and sale of Licensed Products, as hereinafter defined, and on even date herewith, the Company has obtained the right to use certain trademarks (the "Trademark") in connection with the Licensed Products, pursuant to a license agreement ("License Agreement") of even date herewith by and between the Company and Polo.

  The value of the Trademark is largely derived from the reputation, skill and design talents of Lauren, and Lauren, directly and through his designees, provides design services through the Design Partnership.

  The company desires to obtain the services of the Design Partnership in connection with the creation and design of the Licensed Products.

  The Company desires, in order to exploit the rights granted to it under the License Agreement, to engage and retain the Design Partnership to create and provide to the Company the designs for its line of Licensed Products. The Design Partnership is willing to furnish such designs and render such services on the basis hereinafter set forth. As used herein, the term "Licensed Products" shall have the meaning set forth in the License Agreement.

  In consideration of the foregoing premises and of the mutual promises and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

  1. Designs; Assistance.

  1.1 The parties understand and agree that the Company will be principally responsible for the development and presentation to the Design Partnership of designs for Licensed Products, which, designs will be reviewed by the Design Partnership and which the Design Partnership may approve, disapprove or modify in its sole discretion, in accordance with the terms and conditions set forth herein.

  1.2 The Design Partnership shall provide the Company with a program of suggested, broad design themes and concepts with respect to the design of the Licensed Products ("Design Concepts") which shall be embodied in oral and/or written descriptions of design themes and concepts and such other detailed designs and sketches therefor, as the Design Partnership deems appropriate. The Design Partnership shall have full discretion with respect to the manner in which the Design Concepts shall be formulated and presented by the Design Partnership to the Company. The Company and the Design Partnership shall confer on Design Concepts and shall make such modifications as are required to meet the Design Partnership's approval.

  1.3 The Design Partnership may, at its sole expense, engage such employees, agents, and consultants operating under the Design Partnership's creative supervision and control as it may deem necessary and appropriate.

  1.4 From time to time while this Agreement is in effect, the Design Partnership may (a) develop or modify and implement designs from the Design Concepts or other designs furnished by the Design Partnership or (b) develop and implement new designs.

  1.5 The Company shall prepare and present designs to the Design Partnership based on the Design Concepts.

  1.6 The company understands that all or portions of the Design Concepts may be furnished to the Company through or in cooperation with other entities to which the Design Partnership has provided design services. The Company upon its prior written authorization shall pay all costs, including shipping and handling charges, for fabric swatches or mill chips, sketches, specifications, paper sample patterns and product samples furnished to the Company by the Design Partnership or such other entities.

  1.7 Subject to paragraph 2.7 hereof, all patents and copyrights on designs of the Licensed Products shall be Owned exclusively, and applied for, by the Design Partnership or its designee, at the Design Partnership's discretion and expense, and shall designate the Design Partnership or its designee as the patent or copyright owner, as the case may be, therefor.

  1.8 The Company acknowledges that the Licensed Products contain elements which in concept, execution and/or presentation are unique. The Company agrees that it will not, during the term of the Agreement, use any designs used in the Licensed Products or any designs submitted or modified by the Design Partnership or any designs which are comparable and/or competitive with Licensed Products and which may be identified as Design Partnership designs.

  2.  Design Legends; Copyright Notice and License.

  2.1 All designs, patterns, sketches, artwork, logos and other materials of Licensed Products and the use of such designs, artwork, sketches, logos and other materials created by the Design Partnership, or, subject to paragraph 2.7 hereof, created by or for the Company and reviewed and approved by the Design Partnership, or developed by or for the Company from Design Concepts or subsequent design concepts furnished or approved by the Design Partnership (all of which shall hereinafter constitute Design Concepts), shall be the property of the Design Partnership and shall be subject to the provisions of this paragraph 2.

  2.2 All right, title and interest in and to the samples, sketches, design, artwork, logos and other materials furnished by or to Company or submitted to the Design Partnership, whether created by the Design Partnership or the Company, are hereby assigned to and shall be the sole property of the Design Partnership. The Company shall cause to be placed on all Licensed Products appropriate notice in accordance with applicable law designating the Design Partnership as the copyright or design patent owner thereof, as the case may be. The manner of presentation of said notices shall be reviewed and approved by the Design Partnership prior to use thereof by the Company.

  2.3 The Design Partnership hereby grants to the Company the exclusive right, license and privilege ("License") to use the designs furnished hereunder and all copyrights, if any, and patents, if any therein; provided, however, that the License is limited to use in connection with Licensed Products manufactured and sold, or imported and sold, pursuant to the License Agreement, subject, however, to paragraph 3.2 hereof. All other rights in and to the designs furnished hereunder, including without limitation all rights to use such designs in connection with products other than Licensed Products (as defined in the License Agreement) and in territories other than the Territory (as defined in the License Agreement) are expressly reserved by the Design Partnership. The License shall continue only for such period as this Agreement shall be effective. The Design Partnership shall execute and deliver to the Company all documents and instruments necessary to perfect or evidence the License. Upon termination of this Agreement, for any reason whatsoever, any and all of the Company's right, title and interest in and to the License shall forthwith and without further act or, instrument be assigned to, revert to and be the sole and exclusive property of the Design Partnership, and the Company shall have no further or continuing right or interest therein, except the limited right to complete the manufacture of and sell Licensed Products during any Disposal Period, as set forth in paragraph 6.3 hereof. In addition, the company shall thereupon (i) execute and deliver to the Design Partnership all documents and instruments necessary to perfect or evidence such reversion, (ii) refrain from further use of any of the Design Concepts and (iii) refrain from manufacturing, selling or distributing any products (whether or not they bear the Trademark) which are confusingly similar to or derived from the Licensed Products or Design Concepts.

  2.4 Except as expressly permitted under paragraph 17.4 of the License Agreement, the Company shall not sublicense any of the rights granted hereunder without first obtaining the Design Partnership's prior written consent in connection therewith, which consent may be withheld by the Design Partnership in its sole discretion.

  2.5 The Design Partnership represents and warrants to the Company that it has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein.

  2.6 The Company represents and warrants to the Design Partnership that the Company has full right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all the transactions contemplated herein.

  2.7 Notwithstanding any provision to the contrary contained herein, each party recognizes that a distinction is drawn between (i) the appearance, packaging and marketing presentation of the Licensed Products, and (ii) the technology (including washes and finishing treatments) used in the making of denim Licensed Products. The term "Technology" as used herein shall mean the chemistry, formulas, production processes and method and other technology actually used for making denim Licensed Products. "Technology" includes, but is not limited to, all information, samples, sketches, blueprints, plans and other data relating to the chemistry, formulas, processes or methods of production, technology, physical properties, or other inherent characteristics of Licensed Products, as well as design elements with respect to which Licensee gives Licensor written notice in advance that such design elements are original and proprietary to Licensee and need not be used by Licensee exclusively for Licensed Products. The parties agree that unless developed by the Design Partnership or at the direction of the Design Partnership, the Technology used by the Company to make denim Licensed Products shall not belong to the Design Partnership and may be used by the Company both during and after the term of this Agreement except as follows: even when developed by the Company, if a Technology has been used first for or introduced as an innovation for Licensed Products, then Company will not use such Technology for its other lines of products unless and until such Technology has become used in a commercially significant manner by its competitors for their products without violation of a proprietary right of the Company or the Design Partnership. The Design Partnership agrees to cooperate fully with the Company, at Company's expense, in the filing, prosecution, maintenance or protection of any patent applications which Company may wish to file on its Technology. Upon termination or expiration of this Agreement, should it so desire, the Design Partnership shall be entitled to produce or have third parties produce previously marketed products which might otherwise infringe upon the Company's Technology provided that such products are marketed solely under the Trademark and Company covenants not to make any claim against any party for manufacturing, advertising, promoting or selling such products under the Design Partnership's authority; provided, however, that if the Design Partnership does market products previously marketed by the Company which would in fact violate valid proprietary rights of the Company, the Design Partnership shall compensate the Company for the use of such Technology on commercially reasonable terms, and in any event on terms no less favorable than the terms on which the Company licenses the use of such Technology to any unrelated Third Party. Fabrics, finishes and silhouettes used in connection with Licensed Products may also be used by Licensee in connection with other products, if such fabrics, finishes and silhouettes do not violate proprietary rights of Licensor or its affiliates and are generally available in the marketplace.

     3. Licensed Products.

     3.1  The Company shall obtain the written approval of the

Design Partnership of all Licensed Products to be manufactured or caused to be manufactured by the Company, by submitting a Prototype, as hereinafter defined, of each different design or model of a Licensed Product, including, but not limited to, the type and quality of materials, colors and workmanship to be used in connection therewith, prior to any commercial production thereof. In the event that the Design Partnership rejects a particular Prototype or Prototypes, the Design Partnership shall so notify the Company and shall in certain cases where the Design Partnership desires to include the Prototype in the collection, provide the company with suggestions for modifying the particular Prototype or Prototypes which the Design Partnership is rejecting. The Company shall promptly correct said Prototype or prototypes, resubmit said Prototype or Prototypes to the Design Partnership and seek the Design Partnership's approval under- the same terms and conditions as set forth herein with respect to the first submission of Prototypes. As used herein, the term "Prototype" shall mean any and all models, or actual samples, of Products; and the term "Final Prototype" shall mean the actual final sample of a Licensed Product from which the first commercial production thereof will be made and which has been approved by the Design Partnership prior to the first commercial production thereof pursuant to this paragraph 3.

  3.2 The written approval of the Design Partnership of the Prototypes for each seasonal collection shall be evidenced by a written list, signed on behalf of the Design Partnership setting forth those Prototypes which have been approved for inclusion in such collection. Prototypes so approved shall be deemed Final Prototypes in respect of such collection. Approval of any and all Prototypes as Final Prototypes shall be in the sole discretion of the Design Partnership. The Company shall present for sale, through the showing of each seasonal collection to the trade, all Final Prototypes so approved in respect of such collection. Approved Final Prototypes for Denim Bottoms (as defined in paragraph 2.2 of the License Agreement) may run from season-to-season without additional approval from the Design Partnership, but the Design Partnership, in consultation with the Company shall be entitled to withdraw such approval upon written notice given reasonably in advance of any season and, upon receipt of such notice, the Company shall not place any additional orders for such products, but may sell any such products previously approved and ordered.

  3.3 The Licensed Products thereafter manufactured and sold by the company shall strictly adhere, in all respects, including, without limitation, with respect to materials, color, workmanship, designs, dimensions, styling, detail and quality, to the Final Prototypes approved by the Design Partnership, subject however, in the case of denim products to minor variations which arise in the ordinary course from wash and other finishing treatments.

  3.4 In the event that any Licensed Product is, in the reasonable judgment of the Design Partnership, not being manufactured or sold in strict adherence to the materials, color, workmanship, designs, dimensions, styling detail and quality, embodied in the Final Prototypes, or is otherwise not in accordance with the Final Prototypes, the Design Partnership shall notify the Company thereof in writing and the Company shall promptly repair or change such Licensed Product to conform strictly thereto. If an item of Licensed Product as repaired or changed does not strictly conform to the Final Prototypes and such strict conformity cannot be obtained after at least one (1) resubmission, or if the Company determines that a Licensed Product does not strictly conform, the Trademark shall be promptly removed from the item, at the option of the Design Partnership, in which event the item may be sold by the Company, provided (a) it is in no way identified as a Licensed Product and (b) further provided that the Company and the Design Partnership agree that the Company will be permitted to sell Licensed Products bearing the Trademark so long as such products are clearly labelled as such in a manner approved by the Design Partnership or Polo, are distributed in channels and outlets approved by Polo, and are produced only as by-products of the manufacture of first quality goods and only in reasonable quantities. Notwithstanding anything in this paragraph 3.4 to the contrary, sales of all products using the Design Concepts, whether or not bearing the Trademark, shall be subject to compensation payments pursuant to paragraph 4 hereof.

  3.5 The Design Partnership and its duly authorized representative shall have the right, at its expense upon reasonable notice during normal business hours, to inspect all facilities utilized by the Company (and its contractors and suppliers) in connection with the preparation of Prototypes and the manufacture, sale, storage or distribution of Licensed Products pursuant hereto and to examine Licensed Products in process of manufacture and when offered for sale within the company's operations. The Company hereby consents to the Design Partnership's examination of Licensed Products held by its customers for resale provided the Company has such right of examination. The company shall take all necessary steps, and all steps reasonably requested by the Design Partnership, to prevent or avoid any misuse of the licensed designs by any of its customers, contractors or other resources.

  3.6  Intentionally omitted.

  3.7 The Company shall upon request make its personnel available, and shall use its commercially reasonable efforts to make the personnel of any of its contractors, suppliers and other resources available at their facilities, for consultation with the Design Partnership by appointment during normal business hours. The Company shall make available to the Design Partnership, upon reasonable notice, marketing plans, reports and information which the Company may have with respect to Licensed Products.

  3.8 The Company may employ subcontractors for the manufacture of Licensed Products solely on the terms set forth in paragraph 17.4 of the License Agreement.

  3.9 The Company shall include within each seasonal collection of Licensed Products a fully representative assortment of designs therefor designated by the Design Partnership for inclusion therein. Notwithstanding anything to the contrary contained herein or in the License Agreement, in the event the Company chooses not to or is unable to include within a seasonal collection of Licensed Products a particular Licensed Product which the Design Partnership has designed or designated for inclusion in such collection, the Design Partnership shall be entitled to authorize third parties to manufacture such Licensed Product(s) on behalf of the Company and the Company shall, at the Design Partnership's option, display, present and sell such Licensed Product(s) in the manner in which all other Licensed Products are displayed, presented and sold hereunder.

  3.10 The Design Partnership shall respond to any requests for approvals or consents from the Company hereunder as promptly as reasonably practicable consistent with the level of review required and the timing of the collections to be presented each season.

  4. Compensation: Accounting.

  4.1 Commencing with the First Renewal Term (as defined in Schedule C to the License Agreement), if the term hereof is extended beyond the Initial Term (as defined in paragraph 8 of the License Agreement), Company shall pay to the Design Partnership minimum compensation for each year during the term of this Agreement. The minimum compensation for each year commencing with the First Renewal Term shall be an amount equal to [Omitted; Material Filed Separately With The Securities And Exchange Commission]% of the actual earned compensation due for the immediately preceding year; provided, however, that the minimum compensation obligation for each year of the First Renewal Term shall in no event be less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; for each year of the Second Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; for each year of the Third

Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; for each year of the Fourth Renewal
Term no less than [Omitted; Material Filed Separately With The Securities
And Exchange Commission]; for each year of the Fifth Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission]; and for each year of the Sixth Renewal Term no less than [Omitted; Material Filed Separately With The Securities And Exchange Commission](each such term as defined in Schedule C to the License Agreement). Minimum compensation for each year shall be paid on a quarterly basis within thirty (30) days after the end of each quarter during the term hereof, commencing with the-first quarter of the First Renewal Term. No credit shall be permitted against minimum compensation payable for any year on account of actual or mini compensation paid for any other year, and minimum compensation shall not be returnable. For the purposes of this Agreement, the term "Year" shall mean a period of twelve (12) months commencing on each January 1 during the term of this Agreement; provided, however, that the term "first year" shall mean the 17-month period commencing on August 1, 1995 and ending on December 31, 1996.

  4.2 The company shall pay to the Design Partnership earned compensation based on the Net Sales Price of Licensed Products manufactured or imported and sold by the Company hereunder. Earned compensation shall equal [Omitted; Material Filed Separately With The Securities And Exchange Commission] percent of the Net Sales Price of all Licensed Products sold under this Agreement, including, without limitation, sales made pursuant to paragraphs 3.4 and 6.3 hereof. The company shall prepare or cause to be prepared statements containing the information set forth in paragraph 4.5 hereof for the period commencing on the date hereof and ending on March 31, 1996 and for each three
(3) month period ended the last day of March, June, September and December in each year hereof, which shall be furnished to the Design Partnership together with earned compensation due for each such period within thirty (30) days after the end of each such period. Any excess of earned compensation determined under this paragraph 4.2 over the minimum compensation provided in paragraph 4.1 hereof, shall be remitted to the Design Partnership within thirty (30) days after the end of each such three (3) month period. The term "Net Sales Price" shall mean the gross sales price of all Licensed Products sold under this Agreement to retailers or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Company to its employees or sales by company in its own stores), less trade discounts, merchandise returns, sales tax (if separately identified and charged) and markdowns and/or chargebacks which, in accordance with generally accepted accounting principles, would normally be treated as deductions from gross sales, and which, in any event, do not include any chargebacks or the like for advertising, fixture or retail shop costs or contributions. Notwithstanding the foregoing, the

Design Partnership hereby waives its right to receive compensation hereunder with respect to units of Licensed Products sold at a discount of 40% or more off the regular wholesale price ("Discounted Units"), provided that such waiver shall only apply to the extent that the aggregate Net Sales Price of Discounted Units for any year does not exceed 10% of the Net Sales Price of all units of Licensed Products other than Discounted Units sold in such year. No other deductions shall be taken. Any merchandise returns shall be credited in the three (3) month period in which the returns are actually made. For purposes of this Agreement, affiliates of the Company shall mean all persons and business entities, whether corporations, partnerships, joint ventures or otherwise, which now or hereafter control, or are owned or controlled, directly or indirectly by the Company, or, are under common control with the Company. It is the intention of the parties that compensation payments will be based on bona fide wholesale prices at which the Company sells Licensed Products to independent retailers in arms' length transactions. In the event the Company shall sell Licensed Products to its affiliates, compensation payments shall be calculated on the basis of such a bona fide wholesale price irrespective of the Company's internal accounting treatment of such sale, unless such products are sold by its affiliates directly to the end-user consumer, in which case royalties shall be calculated on the basis of the price paid by the end-user consumer, less applicable taxes. The Company shall identify separately in the statements provided to the Design Partnership pursuant to paragraph 4.5 hereof, all sales to its affiliates. At least once annually and no later than 90 days after the close of Company's fiscal year, Company shall furnish to the Design Partnership a statement of the Net Sales Price of all Licensed Products sold during the year just ended, which shall be certified by the independent auditor for Company as correct and in accordance with the terms of this Agreement.

  4.3 The Company shall reimburse the Design Partnership for any travel and promotion expenses incurred by the Design Partnership or Polo in the performance of the Design Partnership's duties under this Agreement with the prior written approval of Licensee. Such amounts shall include first class travel and hotel accommodations. Amounts payable to the Design Partnership pursuant to this paragraph shall become due and payable monthly within thirty
(30) days after the date of mailing of the invoices, accompanied by corresponding receipts, for such costs incurred during the preceding month.

  4.4 If the payment of any installment of compensation is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date which is 10 days after the date on which the same became due pursuant to paragraphs 4.1 or 4.2 hereof at the lower of the highest rate permitted by law in New York and two percent (2%) per annum above the prime rate of interest in effect from time to time at Chemical Bank, New York, New York or its successor.

  4.5 The Company shall at all times keep an accurate account of all operations within the scope of this Agreement. The Company shall render a full statement in writing to the Design Partnership in accordance with paragraph 4.1 hereof, which shall account separately for each different product category and shall include all aggregate gross sales, trade discounts, merchandise returns, sales tax, markdowns, chargebacks, unit sales, sales of Discounted Units, sales of miscuts and damaged merchandise and net sales price of all sales for the preceding three (3) month period. Such statements shall be in sufficient detail to be audited from the books of the Company. Once annually, which may be in connection with the regular annual audit of the Company's books, the Company shall furnish an annual statement of the aggregate gross sales, trade and prompt payment discounts, merchandise returns and Net Sales Price of all Licensed Products made or sold by the Company, certified by Company's independent accountant. Each quarterly statement furnished by Company shall be certified by the chief financial officer of the Company or a certified public accountant who may be in the employ of the Company. The Design Partnership and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for three (3) years thereafter, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of Licensee and its successors with respect to the statements required, and Licensee's obligations, hereunder. All such books of account, records and documents shall be maintained and kept available by the Company for at least the duration of this Agreement and for three (3) years thereafter. The Design Partnership shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of the Company's books and records it is shown that the Company's payments to the Design Partnership hereunder with respect to any twelve (12) month period were less than or greater than the amount which should have been paid to the Design Partnership by an amount equal to two percent (2%) of the amount which should have been paid during such twelve (12) month period, the Company will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 4.4 hereof, promptly reimburse the Design Partnership for the cost of such examination. The Design Partnership shall reimburse the Company for any overpayment of compensation it discovers during such examination, after deducting from the amount of such overpayment all costs and expenses incurred in connection with such examination.

  4.6 The obligation of the Company to pay compensation hereunder shall be absolute notwithstanding any claim which the Company may assert against Polo or the Design Partnership. The Company shall not have the right to set-off, compensate itself or any third party, or make any deduction from such compensation payments for any reason whatsoever.

  5. Death or Incapacity of Lauren.

The Design Partnership shall perform its obligations hereunder notwithstanding any death or incapacity of Lauren and the Company shall accept the services of the Design Partnership.

  6. Term and Termination.

  6.1 Unless sooner terminated in accordance with the terms and provisions hereof, this Agreement shall continue in effect f or so long as the License Agreement is in effect and shall terminate upon the expiration or termination of the License Agreement.

  6.2 Each of the following shall constitute an event of default ("Event of Default") hereunder: (i) any compensation is not paid when due and such default continues for more than fifteen (15) days after written notice to the Company thereof; (ii) the Company defaults in performing any of the other terms of this Agreement and continues in such default for a period of thirty
(30) days after written notice thereof to the Company (unless the default cannot be cured within such thirty (30) day period and the Company shall have in good faith advised the Design Partnership that it has commenced to cure the default and thereafter diligently cures such default within an additional forty-five (45) day period); (iii) an Event of Default (as defined in the License Agreement) shall occur under the License Agreement or any other design agreement entered into between the Company and the Design Partnership or license agreement between the Company and Polo; or (iv) the License Agreement shall be terminated as a result of an Event of Default thereunder. If any Event of Default other than that described in paragraph 6.2(iv) shall occur, the Design Partnership shall have the right, exercisable in its sole discretion, to terminate this Agreement upon ten (10) days' written notice to the Company of its intention to do so. Upon the expiration of such ten
(10) day
period, this Agreement shall terminate and come to an end and, subject to paragraph 6.3 hereof, all rights of the Company in and to the designs furnished or used hereunder and all copyrights and designs patents therein and their contemplated use shall terminate. If the Event of Default described in paragraph 6.2(iv) shall occur, this Agreement and the License shall thereupon forthwith terminate and come to an end without any need for notice to the Company. Termination of this Agreement shall be without prejudice to any remedy of the Design Partnership for the recovery of any monies then due to it under this Agreement or in respect of any antecedent breach of this Agreement, and without prejudice to any other right of the Design Partnership, including without limitation, damages for breach to the extent that the same may be recoverable.

  6.3 In the event Polo chooses not to exercise the option referred to in paragraph 10 of the License Agreement with respect to all or any portion of the Licensed Products (as therein defined), the Company may dispose of Licensed Products, to the extent permitted by and in the manner set forth in paragraph 10.2 of the License Agreement. Such sales shall be subject to the payment of earned compensation pursuant to paragraph 4.2 hereof. Upon the conclusion of the disposal period all rights and interests in and to the designs furnished or used hereunder and design patents therein and all copyrights licensed hereby shall belong to and be the property of the Design Partnership and the Company shall have no further or continuing right or interest therein.

  6.4 The company acknowledges and admits that there would be no adequate remedy at law for its failure to cease the manufacture or sale of Licensed Products at the termination of this Agreement, by expiration or otherwise, and the Company agrees that in the event of such failure, the Design Partnership shall be entitled to relief by way of temporary or permanent injunction and such other and further relief as any court with jurisdiction may deem proper.

  6.5 It is expressly understood that under no circumstances shall the Company be entitled, directly or indirectly, to any form of compensation or indemnity from the Design Partnership, Lauren, Polo or their affiliates as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement; provided, however, that nothing herein contained shall modify the Company's rights with respect to Polo under the License Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, the Company hereby waives any claim which it has or which it may have in the future against the Design Partnership, Lauren, Polo, Polo Ralph Lauren Corporation or their affiliates, arising from any alleged goodwill created by the Company for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

  7. Indemnity.

  7.1 The Company shall indemnify and save and hold the Design Partnership, Lauren, Polo and Polo Ralph Lauren Corporation, and their assignees, directors, officers, agents and employees, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorney's fees and expenses in actions involving third parties or between the parties hereto) , which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by the company or any of its directors, officers, servants, agents or employees in connection with the Company's performance of this Agreement, in connection with Licensed Products manufactured by or on behalf of the Company or otherwise in connection with the Company's business; provided, however, that the Company shall not be responsible for any liability, claims, causes of action, suits, damages or expenses incurred or suffered by the Design Partnership, Lauren, Polo or Polo Ralph Lauren corporation, or their assignees, directors, officers, agents and employees in connection with any suit or proceeding for infringement of another's design patent, trademark, copyright or other proprietary rights brought against them as a result of the Company's use of the Trademark, or the Design Concepts furnished by the Design Partnership hereunder, in strict accordance with the terms and conditions of this Agreement and the License Agreement.

  8. Disclosure.

  The Design Partnership and the Company, and their affiliates, employees, attorneys, bankers and accountants, shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other or (ii) the terms of this Agreement, except upon consent of the other or pursuant to, or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Each of Licensee and Licensor shall take all reasonable precautions to protect the secrecy of the materials, samples, sketches, designs, artwork, logos and other materials used pursuant to this Agreement prior to the commercial distribution or the showing or samples for sale, and Licensee shall not sell any merchandise employing or adapted from any of said designs, sketches, artwork, logos, and other materials or their use except under the Trademark.

  9. Miscellaneous.

  9.1 All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent
(i) on the date when such notice, request, consent or communication is personally delivered, or (ii) five (5) days after the same was sent, if sent by certified or registered mail, return receipt requested, or (iii) two (2) days after the same was sent, if sent by overnight courier delivery or confirmed telecopier, as follows:

     (a)  if to the Company, addressed as follows:

          Sun Apparel, Inc.
          11201 Armour Drive
          El Paso, Texas 79935
          Attention: Mr. Miles Rubin
          Telecopier: 915.592.1343

          with a copy to:

          Sun Apparel, Inc.
          111 West 40th Street
          New York, New York 10018
          Attention: Mr. Eric Rothfeld
          Telecopier: 212.391.2780

     (b)  if to the Design Partnership addressed as follows:

          Polo Ralph Lauren Enterprises, L.P.
          650 Madison Avenue
          New York, New York 10022
          Attention: President
          Telecopier: 212-318.7186

          with a copy to:

          Victor Cohen, Esq.
          Eighth Floor
          650 Madison Avenue
          New York, New York 10022
          Telecopier: 212.318.7183

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

  9.2 Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither the Design Partnership nor the Company shall have any power to obligate or bind the other in any manner whatsoever, except as otherwise provided for herein.

  9.3 None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged or, in the case of the Company, its chairman or president. The failure of any party hereto to enforce, or the delay by any party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver or a modification thereof and any party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all of such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parries may have at Law or in equity.
Any party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any of such rights. No person, firm or corporation, other than the parties hereto and Polo, shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

  9.4 The Design Partnership may assign its right to receive all or any portion of its compensation under this Agreement and, in addition, this Agreement and all of the Design Partnership's rights, duties and obligations hereunder may be assigned by the Design Partnership to any entity to which the right to own or use the Trademark has been assigned, or to an affiliate of any such entity. The Company may only assign its rights and obligations hereunder under the same circumstances and on the same terms and conditions as set forth with respect to assignments of Licensee's rights and obligations under the License Agreement, and only to an entity to which Licensee is rightfully and simultaneously assigning its rights and obligations under the License Agreement.

  9.5 The Company will comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of the Company contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that the Design Partnership may have approved such item or conduct. The Company shall advise the Design Partnership to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.

  9.6 This Agreement shall be binding upon and inure to the benefit it of the successors, heirs and permitted assigns of tile parties hereto.

  9.7 This Agreement shall be construed in accordance with and governed by the laws of the State of New York, applicable to contracts made and to be wholly performed therein without regard to its conflicts of law rules.

  9.8 If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New York in the City of New York, or the federal courts in that City, shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New York, and agree to accept service of process outside of the State of New York as if service had been made in that state. Notwithstanding anything to the contrary set forth herein, neither Polo Ralph Lauren corporation nor any other general or limited partner of the Design Partnership shall be liable for any claim based on, arising out of, or otherwise in respect of, this Agreement, and the Company shall not have nor claim to have any recourse for any such claim against any general or limited partner of the Design Partnership.

  9.9 In the event of a breach or threatened breach of this Agreement by the Company, the Design Partnership shall have the right, without the necessity of proving any actual damages, to obtain temporary or permanent injunctive or mandatory relief in a court of competent jurisdiction, it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law.

  9.10 In the event either party hereto is delayed or hindered in or prevented from the performance of any act required hereunder by reason of war, revolution, insurrection, civil disorder, fire, flood, accident, explosion, strikes, embargo, prohibition or substantial limitation on import or export of (or unavailability from any source of) product or raw materials, governmental orders or regulations or any other similar cause which is beyond the control of such party hereto, the performance of such act shall be excused for the period during which the cause of failure of performance exists provided (i) such period shall in any event not extend beyond six (6) months and shall not affect the running of the term of this Agreement; (ii) that no such event shall excuse performance of a payment or other financial obligation hereunder; and (iii) the excused party shall promptly notify the other in writing advising of the cause for delay.

  9.11 Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction, or any other provision in this Agreement in any jurisdiction. To the extent legally permissible, an arrangement which reflects the original intent of the parties shall be substituted for such invalid or unenforceable provision.

  9.12 The paragraph headings contained in this Agreement are for reference purposes only and shall not affect: in any way the, meaning or interpretation of this Agreement. Each party acknowledges and represents to the other that this Agreement has been reviewed by its counsel and the provisions hereof shall be construed without regard to which party prepared this Agreement.

  9.13 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer as of the day and year first above written.

                       POLO RALPH LAUREN ENTERPRISES, L.P.

                       By: Polo Ralph Lauren Corporation,
                           General Partner

                       By: /s/ Michael Newman



                       SUN APPAREL INC.

                       By: /s/ Eric Rothfeld

                                                                    EXHIBIT 11

JONES APPAREL GROUP, INC.

Computation of Basic and Diluted Earnings per Share
(In thousands except per share amounts)


                            For the Quarter Ended     For the Nine Months Ended
                         --------------------------  --------------------------
                         September 27, September 28, September 27, September 28,
                                 1998      1997<F1>          1998      1997<F1>
                         ------------  ------------  ------------  ------------

Basic Earnings per Share:

Net income................    $59,098       $48,938      $122,746       $97,758
                             ========       =======      ========       =======

Weighted average number of
shares outstanding........    100,886       104,372       100,821       104,124
                             ========       =======       =======       =======

Basic earnings per share..      $0.59         $0.47         $1.22         $0.94
                             ========       =======       =======       =======


Diluted Earnings per Share:
---------------------------
Net income................    $59,098       $48,938      $122,746       $97,758
                             ========       =======      ========       =======

Weighted average number of
shares outstanding........    100,886       104,372       100,821       104,124

Assumed issuances under
exercise of stock options.      3,540         4,262         3,792         4,060
                             --------       -------       -------       -------

                              104,426       108,634       104,613       108,184
                             ========       =======       =======       =======

Diluted earnings per share      $0.57         $0.45         $1.17         $0.90
                             ========       =======       =======       =======


<F1> Adjusted for 2-for-1 stock split effective June 28, 1998.



                                                   EXHIBIT 27

PERIOD-TYPE                   9-MOS
FISCAL-YEAR-END                          DEC-31-1998
PERIOD-END                               SEP-27-1998
CASH                                          14,956
SECURITIES                                         0
RECEIVABLES                                  259,315
ALLOWANCES                                     3,337
INVENTORY                                    226,971
CURRENT-ASSETS                               551,922
PP&E                                         176,655
DEPRECIATION                                  47,009
TOTAL-ASSETS                                 736,069
CURRENT-LIABILITIES                          181,096
BONDS                                              0
PREFERRED-MANDATORY                                0
PREFERRED                                          0
COMMON                                         1,100
OTHER-SE                                     499,423
TOTAL-LIABILITY-AND-EQUITY                   736,069
SALES                                      1,181,240
TOTAL-REVENUES                             1,192,646
CGS                                          778,372
TOTAL-COSTS                                  778,372
OTHER-EXPENSES                               211,942
LOSS-PROVISION                                   825
INTEREST-EXPENSE                               3,762
INCOME-PRETAX                                199,587
INCOME-TAX                                    76,841
INCOME-CONTINUING                            122,746
DISCONTINUED                                       0
EXTRAORDINARY                                      0
CHANGES                                            0
NET-INCOME                                   122,746
EPS-PRIMARY                                     1.22
EPS-DILUTED                                     1.17